[Executed by exchange of correspondence pursuant to Italian law]

Facility Agreement

between
ITT Italia S.r.l.
as Borrower
ITT Inc.
as Guarantor
BNP Paribas, Italian Branch
as Bookrunner, Underwriter and Global Coordinator
BNP Paribas, Italian Branch
as Mandated Lead Arranger

BNP Paribas, Italian Branch
as Agent

White & Case LLP
Piazza Diaz 2
Milan 20123
Italy

Table of Contents
Page

1. Definitions and Interpretation	1
2. The Facility	30
3. Purpose	32
4. Conditions of Utilisation	33
5. Utilisation	33
6. Repayment	34
7. Illegality, Exit, Completion of the Target Acquisition, Voluntary Prepayment and Cancellation	34
8. Restrictions	37
9. Interest	38
10. Interest Periods	39
11. Change to EURIBOR and Changes to the Calculation of Interest	40
12. Fees	41
13. Tax Gross Up and Indemnities	42
14. Increased Costs	50
15. Other Indemnities	52
16. Mitigation by the Lenders	53
17. Costs and Expenses	53
18. Guarantee and Indemnity	54
19. Representations	57
20. Information Undertakings	57
21. General Undertakings	61
22. Events of Default	61
23. Changes to the Lenders	64
24. Changes to the Obligors	69
25. Role of the Agent, the Arranger, and Others	70
26. Conduct of Business by the Finance Parties	78
27. Sharing Among the Finance Parties	78
28. Payment Mechanics	79
29. Set-off	83
30. Notices	83
31. Calculations and Certificates	85
32. Partial Invalidity	86
33. Remedies and Waivers	86
34. Amendments and Waivers	86
35. Confidential Information	90
36. Confidentiality of Funding Rates	94
37. Transparency Provisions	95
38. Governing Law	96
39. Enforcement	96
40. Counterparts	96
41. Contractual Recognition of Bail-In	96
Schedule 1 The Original Lenders	98
Schedule 2 Conditions Precedent	99

i

(ii)

This Agreement is made between:
(1)ITT Italia S.r.l., a società a responsabilità limitata organised and existing under the laws of the Republic of Italy, with its registered office in Lainate (Milan), Corso Europa, 41/43, Italy, share capital of euro 10,000,000, registered with the Companies Register of Milan, registration number, tax code and VAT No. 02669220044 (the “Company” or “Borrower”);
(2)ITT Inc., an Indiana corporation organised and existing under the laws of Indiana (United States) with registration number 2015122300583 (the “Parent” or “Guarantor”);
(3)BNP Paribas, Italian Branch, as sole underwriter and global coordinator (the “Global Coordinator”);
(4)BNP Paribas, Italian Branch, as bookrunner (the “Bookrunner”);
(5)BNP Paribas, Italian Branch, as mandated lead arranger (the “Arranger”);
(6)The Financial Institutions listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and
(7)BNP Paribas, Italian Branch, acting as agent of the other Finance Parties (the “Agent”).
It is agreed as follows:
Section 1
Interpretation
1.Definitions and Interpretation
1.1Definitions
In this Agreement:
“Acceptable Bank” means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by S&P or Fitch or Baa3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; and/or
(b)an Original Lender or an Affiliate of an Original Lender; and/or
(c)any other bank or financial institution approved by the Agent.
“Acquisition” means any acquisition by the Parent or any of its Subsidiaries of (a) Equity Interests in any person (other than the Parent or any of its Subsidiaries) if, after giving effect thereto, such person will become a Subsidiary, or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person (other than the Parent or any of its Subsidiaries).
“Acquisition Agreement” means the share sale and purchase agreement entered into on 1 November 2023 between the Company and the Vendors.
“Acquisition Indebtedness” means any Indebtedness of the Parent or any of its Subsidiaries that has been incurred for the purpose of ﬁnancing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions; provided, that, such Indebtedness shall only constitute “Acquisition Indebtedness” if (a) such Material Acquisition has not been consummated, (b) the deﬁnitive documentation for such Material Acquisition has not been terminated or expired in accordance with its terms and more than 10 days shall have passed, and (c)(i) the proceeds of such Indebtedness are held by the Parent or any of its Subsidiaries in the form of unrestricted cash or cash equivalents, or (ii) such Indebtedness is subject to mandatory redemption in the event such Material Acquisition is not consummated.
“Aﬀected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

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“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Annual Financial Statements” has the meaning given to that term in Clause 20 (Information Undertakings).
“Anti-Corruption Laws” means any law, rule, or regulation of any jurisdiction applicable to the Parent, the Company or any of their Subsidiaries from time to time concerning or relating to anti-bribery, anti-corruption or anti-money laundering or countering the financing of terrorism.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment Agreement” means an agreement substantially in the form set out in Part 2 of Schedule 4 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from the Signing Date up to and including the earlier of:
(d)the Utilisation Date;
(e)the date on which the Target Acquisition is completed in accordance with the Acquisition Agreement;
(f)the date on which the Agent is notified by the Company that the Acquisition Agreement is terminated in accordance with its terms; and
(g)7 May 2024 (or such other later date as agreed between the Company and all the Lenders (acting reasonably and in good faith)).
“Available Commitment” means a Lender’s Commitment minus:
(h)the amount of its participation in any outstanding Loans; and
(i)in relation to any proposed Utilisation, the amount of its participation in the Loan that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:
(j)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(k)in relation to the United Kingdom, the UK Bail-In Legislation; and
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Beneﬁcial Ownership Certiﬁcation” means a certiﬁcation regarding beneﬁcial ownership required by the Beneﬁcial Ownership Regulation.
“Beneﬁcial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for

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purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocking Law” means any provision of (a) Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom); (b) Section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung) (in connection with Section 4 para 1 no 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)); and (c) any similar blocking, anti-boycott or equivalent law applicable to the Borrower.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrowing Group” means the Borrower and its subsidiaries for the time being, including, without limitation, any member of the Target Group upon completion of the Target Acquisition.
“Break Costs” means the amount (if any) by which:
(l)the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(m)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen (Denmark), Milan (Italy), in New York (United States) and which is a TARGET Day.
“CAS” means a spread or adjustment reasonably determined by the Agent (upon instruction of the Majority Lenders) as at the date of the applicable Screen Rate Replacement Event Date in accordance with the recommendations of the working group on euro risk free rates, as described in paragraph 4.3 of that working group‘s publication on ‘EURIBOR fallback trigger events and €STR based EURIBOR fallback rates’ dated 11 May 2021 (as such recommendations for a credit spread adjustment may be clarified, revised or replaced by that working group from time to time).
“Change of Control” means, at any time:
(n)any person or group of persons acquiring beneﬁcial ownership of more than 40% of the outstanding voting shares of the Parent (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder); or
(o)the Parent ceasing to either directly or indirectly: (x) own 100% of the issued corporate capital of the Company; (y) hold 100% of the voting rights in the Company; or (z) have the right to appoint or remove a majority of the members of the board of directors of the Company.
“Code” means the US Internal Revenue Code of 1986, as amended.
“Commitment” means:
(p)in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and
(q)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
“Compounded €STR” means the Daily Non-Cumulative Compounded RFR Rate in relation to any RFR Banking Day during the relevant Interest Period.
“Confidential Information” means all information relating to the Parent and/or the Borrower, any Obligor, the Parent Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(r)any member of the Parent Group, the Target Group or any of its advisers; or
(s)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Parent Group or the Target Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the Parent Group or the Target Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Parent Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as made available on www.lma.eu.com (or any successor to such website) or in any other form agreed between the Parent and/or the Borrower and the Agent.
“Consolidated EBITDA” means, for any period:
(a)Consolidated Net Income for such period; plus
(b)without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
(i)Consolidated Interest Expense for such period;
(ii)consolidated income tax expense for such period;
(iii) all amounts attributable to depreciation for such period and amortisation of intangible and capitalised assets for such period;
(iv)any losses during such period attributable to the disposition of assets other than in the ordinary course of business;

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(v)any other extraordinary, unusual or non-recurring non-cash charges for such period;
(vi)any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, oﬃcer or employee of the Parent or of any of its Subsidiaries;
(vii)any losses in such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement;
(viii)any unrealised non-cash losses for such period attributable to accounting in respect of Hedging Agreements;
(ix)any non-cash asbestos-related charges for such period;
(x)any repositioning, realignment and restructuring costs for such period; provided, that, the aggregate amount added back pursuant to this clause (b)(x) during any period of 4 consecutive ﬁscal quarters shall not exceed $25,000,000;
(xi)any acquisition-related expenses for such period; and
(xii)any other special, extraordinary, unusual or non-recurring costs, expenses, charges, losses or other items for such period; provided, that, the aggregate amount of any cash items added back pursuant to this clause (b)(xii) in any period shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined prior to giving effect to such add back); minus
(c)without duplication and to the extent included in determining such Consolidated Net Income:
(i)any gains during such period attributable to the disposition of assets other than in the ordinary course of business;
(ii)any other extraordinary non-cash gains for such period;
(iii)any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement;
(iv)any unrealised non-cash gains for such period attributable to accounting in respect of Hedging Agreements;
(v)the cumulative effect of changes in accounting principles occurring in such period;
(vi)any cash payments made during such period with respect to non-cash items added back (or that would have been added back had this Agreement been in effect) in computing Consolidated EBITDA for any prior period, including those under clause (b)(ix) above; and
(vii)any other special, extraordinary, unusual or non-recurring gains for such period.
For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Parent or any of its Subsidiaries shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with paragraph (d) of Clause 1.8 (Accounting Terms).
“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Financing Lease Obligations) of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which the Parent or any of its Subsidiaries shall have consummated a Material Acquisition or a Material Disposition shall be calculated after giving pro forma effect thereto in accordance with paragraph (d) of Clause 1.8 (Accounting Terms).

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“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total of:
(a)all assets appearing on the most recent consolidated balance sheet of the Parent and its Subsidiaries delivered under paragraphs (a) and (c)(ii) of Clause 20.1 (Financial Statements); minus
(b)the sum of the following items as shown on such consolidated balance sheet:
(i)the book amount of all segregated intangible assets, including such items as goodwill, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licences and unamortised debt discount and expense less unamortised debt premium; plus
(ii)all depreciation, valuation and other reserves; plus
(iii)current liabilities; plus
(iv)any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; plus
(v)deferred income and deferred liabilities.
“Consolidated Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Parent and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided, that, (a) for purposes of calculating the Leverage Ratio, the term “Indebtedness” as used in this deﬁnition shall not include contingent obligations of the Parent or any of its Subsidiaries as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness, and (b) at any time after the deﬁnitive documentation for any Material Acquisition shall have been executed and prior to the consummation of such Material Acquisition (or termination of the deﬁnitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Indebtedness)), for purposes of calculating the Leverage Ratio, the term “Indebtedness” as used in this deﬁnition shall not include any Acquisition Indebtedness with respect to such Material Acquisition.
“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 11 (Daily Non-Cumulative Compounded RFR Rate).
“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided, that, (a) if the Debt Ratings shall fall within different Pricing Levels, then the applicable Pricing Level shall be (i) the Pricing Level in which two of the Debt Ratings shall fall, or (ii) if there is no such Pricing Level, the Pricing Level in which the intermediate Debt Rating shall fall, (b)(i) if Moody’s or S&P shall not have a Debt Rating in effect (other than by reason of the circumstances referred to below), such rating agency shall be deemed to have a Debt Rating in Pricing Level 5, and (ii) if Fitch shall not have a Debt Rating in effect (other than by reason of the circumstances referred to below), the applicable Pricing Level shall be the Pricing Level in which the higher of the Debt Ratings of Moody’s and S&P shall fall unless such Debt Ratings differ by more than one Pricing Level, in which case the applicable Pricing Level shall be that immediately below the Pricing Level in which the higher of such Debt Ratings falls, and (c) if any Debt Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first publicly announced by the rating agency making such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any

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such amendment, the Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:
(a)which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five  Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Disruption Event” means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“EEA Financial Institution” means (a) any credit institution or investment ﬁrm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this deﬁnition, or (c) any ﬁnancial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this deﬁnition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Parent Group.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneﬁcial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or proﬁts of, a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means:
(a)any “reportable event” (as deﬁned in Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan other than events for which the 30 days’ notice period has been waived;
(b)a failure by any Plan to meet the minimum funding standards (as deﬁned in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived;
(c)the ﬁling pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d)the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Parent or any of its ERISA Aﬃliates from any Plan or Multiemployer Plan;
(e)the receipt by the Parent or any ERISA Aﬃliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;
(f)the receipt by the Parent or any ERISA Aﬃliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Aﬃliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or
(g)the occurrence of a “prohibited transaction” with respect to which the Parent or any of its Subsidiaries is a “disqualiﬁed person” (within the meaning of Section 4975 of the Code), or with respect to which the Parent or any such Subsidiary could otherwise be liable.
“€STR” means the euro short-term rate (administered by the European Central Bank (or any other person which takes over the administration of that rate)) displayed on the relevant immediately succeeding Business Day on page EUROSTR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“EURIBOR” means, in relation to any Loan in euro:
(a)the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 11.2 (Unavailability of Screen Rate),

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and if, in either case, that rate is less than 0, EURIBOR shall be deemed to be 0.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“Existing Revolving Facility Agreement” means the Credit Agreement dated as of the Original Revolver Signing Date among the Parent, certain Subsidiaries of the Parent party thereto from time to time, each lender party thereto from time to time, and Bank of America, N.A. as the administrative agent (as amended from time to time).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means:
(c)the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(d)in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“FATCA” means:
(e)sections 1471 to 1474 of the Code or any associated regulations;
(f)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(g)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
(h)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(i)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means:
(a)any letter or letters dated on or prior to the date of this Agreement between any of the Finance Parties and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees); and
(b)any agreement setting out fees payable to a Finance Party under this Agreement or any other Finance Document.
“Finance Document” means this Agreement, the Mandate Letter, any Compliance Certificate, any Fee Letter, any Selection Notice, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

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“Finance Party” means the Arranger, the Agent and a Lender.
“Financial Officer” of any person, means the chief financial officer, principal accounting officer, controller, assistant controller, treasurer, associate or assistant treasurer or director of treasury services of such person.
“Financing Lease” means any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalised on a balance sheet of the lessee.
“Financing Lease Obligations” of any person means any obligation of such person to pay rent or other amounts under any Financing Lease.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of Funds).
“GAAP” means:
(c)in respect of the Company, the generally accepted accounting standards in the jurisdiction of incorporation of that person (including, without limitation, the Italian accounting standards issued by the Organismo Italiano di Contabilità and the relevant provisions set forth by the Civil Code), consistently applied; and
(d)in respect of the Parent, means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certiﬁed Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a signiﬁcant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Clause 1.8 (Accounting Terms).
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Group Structure Chart” means the group structure chart delivered pursuant to paragraph 5(a) of Schedule 2 (Conditions Precedent).
“Guarantor” means the Parent.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, ﬁnancial or pricing indices or measures of economic, ﬁnancial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, oﬃcers, employees or consultants of the Parent or the Subsidiaries shall be a Hedging Agreement. The “amount” or “principal amount” of the obligations of the Parent or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (based on mark-to-market values and giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for euro and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 5 Business Days before the Quotation Day.
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

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“Impaired Agent” means the Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Agent otherwise rescinds or repudiates a Finance Document;
(c)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within ten Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).
“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).
“Indebtedness” of any person means all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any Financing Lease Obligation, which, in any case is created, assumed, incurred or guaranteed in any manner by such person or for which such person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term Indebtedness shall not include obligations under Hedging Agreements.
“Insolvency Event” in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

11

(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default Interest).
“Interpolated Screen Rate” means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for euro.
“Italian Banking Act” means the Legislative Decree No. 385 of 1 September 1993, and the relevant implementing regulations, each as amended and supplemented from time to time.
“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.
“Italian Crisis and Insolvency Code” means the Legislative Decree No. 14 of 12 January 2019, as amended, supplemented and implemented from time to time.
“Lender” means:
(c)any Original Lender; and
(d)any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),
which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement.

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“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date, to (b) Consolidated EBITDA for the period of four consecutive ﬁscal quarters of the Parent most recently ended on or prior to such date.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of, or in such property or asset or any other agreement or arrangement having a similar effect.
“LMA” means the Loan Market Association.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50.01% or more of the Total Commitments (or, if the Commitments have been reduced to 0, aggregated more than 50.01% of the Commitments immediately prior to that reduction).
“Mandate Letter” means the mandate letter dated 21 November 2023 entered into by and between BNP Paribas, Italian Branch, as, inter alia, mandated lead arranger, sole underwriter, global coordinator, bookrunner and agent, and the Borrower.
“Margin” means initially 1.00% per annum and, thereafter, based on Debt Rating assigned by Moody’s, Fitch and/or S&P (as applicable) to the Parent from time to time, the Margin will be determined as the rate per annum specified in the tables below opposite to that Debt Rating level (the “Rating Ratchet”):

Pricing Level	Debt Rating	bps per annum
1	A-/A3/A- or better	80
2	BBB+/Baa1/BBB+	90
3	BBB/Baa2/BBB	100
4	BBB-/Baa3/BBB-	120
5	BB+/Ba1/BB+ or worse	150
provided, that, any increase or decrease to the Margin will apply to the Loan made (if outstanding) from the date falling five Business Days after the date of a change to or, as the case may be, the cessation or the re-assignment each of Moody’s, Fitch and/or S&P of the Debt Rating, provided, that, within three Business Days after becoming aware of the same, the Parent shall inform the Agent in writing of a change to or, as the case maybe, the cessation or the re-assignment by each of Moody’s, Fitch and/or S&P of the Debt Rating.
“Margin Regulations” means Regulations T, U and X of the Board as from time to time in eﬀect, and all oﬃcial rulings and interpretations thereunder or thereof.
“Margin Stock” has the meaning given such term under Regulation U of the Board.
“Material Disposition” means any sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any person that are owned by the Parent or any of its Subsidiaries, or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person; provided, that, the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.

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“Material Acquisition” means any Acquisition; provided, that, the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
“Material Adverse Effect” means (after taking into account all relevant factors and circumstances) a material adverse effect on:
(e)the business, assets, liabilities, operations or financial condition of the Parent and the Parent Group taken as a whole (but an event or circumstance which is likely to affect the ability of the Parent Group to perform its obligations in respect of the financial covenant shall not, for that reason alone, be a Material Adverse Effect);
(f)the ability of the Parent or the Parent Group (taken as a whole) to perform any of its material obligations (including payment obligations) under any Finance Documents (where applicable); or
(g)the enforceability of the Lenders’ rights under any Finance Documents, in a manner which is materially adverse to the interests of the Lenders taken as a whole, and in each case, if capable of remedy, is not remedied within 20 Business Days’ of the earlier of the Parent becoming aware of the event or circumstance or being given notice of the event or circumstance by the Agent.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(h)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(i)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(j)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period and Monthly shall be construed accordingly.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Multiemployer Plan” means any multiemployer plan as defined in section 4001(a)(3) of ERISA.
“New Lender” has the meaning given to that term in Clause 23.1 (Assignments and transfers by the Lenders).
“Non-Speculative Hedging Agreement” means (a) any Hedging Agreement entered into to hedge or mitigate risks to which the Parent or any of its Subsidiaries has actual exposure in the course of its business (other than in respect of Equity Interests or Indebtedness of the Parent or any of its Subsidiaries), and (b) any Hedging Agreement entered into in order to effectively cap, collar or exchange interest rates (from ﬂoating to ﬁxed rates, from one ﬂoating rate to another ﬂoating rate or otherwise) with respect to any interest- bearing liability or investment of the Parent or any of its Subsidiaries.
“Obligor” means each of the Borrower and the Guarantor.
“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

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“Original Financial Statements” means:
(k)in relation to the Borrower, the audited consolidated financial statements for its financial year ended on 31 December 2022; and
(l)in relation to the Parent the audited consolidated financial statements for its financial year ended 31 December 2022.
“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.
“Original Revolver Signing Date” means 5 August 2021.
“Parent Group” means the Parent and its Subsidiaries for the time being.
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“PBGC” means the US Pension Benefit Guaranty Corporation.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with paragraph 4 (Obligations and Taxes) of Part 1 (Affirmative Covenants) of Schedule 9 (General Undertakings);
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with paragraph 4 (Obligations and Taxes) of Part I (Affirmative Covenant) of Schedule 9 (General Undertakings);
(c)pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in the preceding sub-paragraph (i);
(d)pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (but excluding obligations constituting Indebtedness), and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business supporting obligations described in the preceding sub-paragraph (i);
(e)pledges or Liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Parent or any of its Subsidiaries or required in connection with the institution by the Parent or any of its Subsidiaries of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Parent or any of its Subsidiaries, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or anybody created or approved by law or governmental regulation in order to entitle the Parent or any of its Subsidiaries to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other beneﬁts provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

15

(f)judgment liens in respect of judgments that do not constitute an Event of Default under Clause 22 (Events of Default);
(g)any Lien on property in favour of the United States, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
(h)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any of its Subsidiaries;
(i)banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with depository institutions or securities intermediaries; provided, that, such deposit accounts, securities accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent or any of its Subsidiaries in excess of those required by applicable banking or other regulations;
(j)Liens arising by virtue of Uniform Commercial Code ﬁnancing statement ﬁlings (or similar ﬁlings under applicable law) regarding operating leases entered into by the Parent or any of its Subsidiaries in the ordinary course of business;
(k)Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, licence or sublicence or concession agreement;
(l)any Lien affecting property of the Parent or any of its Subsidiaries securing Indebtedness of the United States or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Parent to meet environmental criteria with respect to manufacturing or processing operations of the Parent or any of its Subsidiaries and the proceeds of which Indebtedness have ﬁnanced the cost of acquisition of such program, and renewals or extensions of any such Lien that do not extend to additional assets or increase the amount of the obligations secured thereby; and
(m)contractual rights of set-off not established to secure the payment of Indebtedness.
“Plan” means any employee pension beneﬁt plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Parent or any ERISA Aﬃliate.
“Preferred Stock” means any capital stock entitled by its terms to a preference (a) as to dividends, or (b) upon a distribution of assets.
“Priority Indebtedness” means, without duplication,
(a)
(i)all Indebtedness of any Subsidiary; and
(ii)all obligations of any Subsidiary in respect of one or more Hedging Agreements, and
(b)
(i)all Indebtedness of the Parent or any of its Subsidiaries, and all obligations of the Parent or any of its Subsidiaries in respect of one or more Hedging Agreements, secured by any Lien on any asset of the Parent or any of its Subsidiaries (other than obligations of the Parent under Non-Speculative Hedging Agreements that are secured only by cash or cash equivalents); and
(ii)all obligations of the Parent or any of its Subsidiaries under conditional sale or other title retention agreements relating to property acquired by the Parent

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or such Subsidiary (excluding trade accounts payable incurred in the ordinary course of business); and
(iii)all Financing Lease Obligations of the Parent or any of its Subsidiaries;
(iv)all the Securitisation Transactions of the Parent or any of its Subsidiaries, and
(v)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent or any of its Subsidiaries, whether or not the Indebtedness secured thereby has been assumed by the Parent or such Subsidiary.
“Qualiﬁed Acquisition” means any Acquisition (or series of related Acquisitions consummated in any 6-month period), for which the aggregate consideration therefor is in excess of $300,000,000, but only to the extent that at least $300,000,000 of such consideration is (a) funded with the proceeds of Consolidated Total Indebtedness, and/or (b) comprised of Consolidated Total Indebtedness that is assumed in connection with such Acquisition (or series of related Acquisitions); provided, that, for any Acquisition (or series of related Acquisitions) (other than the Target Acquisition) to qualify as a “Qualiﬁed Acquisition,” the Responsible Officer of the Parent and/or the Company shall have delivered to the Agent a certiﬁcate (i) certifying that such Acquisition (or series of related Acquisitions) meet the criteria set forth in this deﬁnition, and (ii) notifying the Agent that the Parent and/or the Company has elected to treat such Acquisition (or series of related Acquisitions) as a “Qualiﬁed Acquisition”.
“Qualifying Lender” has the meaning given to that term in Clause 13.1 (Definitions).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, 2 TARGET Days before the first day of that period.
“Reference Rate Terms” means, in relation to:
(a)a currency;
(b)a Utilisation or an Unpaid Sum in that currency;
(c)an Interest Period for that Utilisation or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(d)any term of this Agreement relating to the determination of a rate of interest in relation to such a Utilisation or Unpaid Sum, the terms set out for that currency, and (where such terms are set out for different categories of Utilisation, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Utilisation, Unpaid Sum or accrual, in Schedule 10 (Reference Rate Terms).
“Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Market” means, in relation to euro, the European interbank market.
“Repeating Representations” means each of the representations set out in Section 1 (Organisation; Powers) and Section 13 (Anti-Corruption Laws and Sanctions) included in Schedule 8 (Representations and Warranties).
“Representative” means any officers, directors, employees, professional advisers, auditors and partners.

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“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Responsible Oﬃcer” means, with respect to any Obligor, the chief executive oﬃcer, president, or a Financial Oﬃcer of such Obligor, and solely for purposes of the delivery of incumbency certificates in connection with this Agreement, the secretary or any assistant secretary of such Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“RFR” means the rate specified as such in the applicable Reference Rate Terms.
“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.
“Sale” means the sale of all or substantially all of the assets of the Parent Group or Borrowing Group , excluding, for the avoidance of doubt, in relation to any internal reorganisations.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions broadly prohibiting dealings with such country, or territory.
“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State to the extent that a U.S. person would be prohibited from engaging in transactions with such person, or by the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any person located, organised or resident in a Sanctioned Country, (c) any person that is or is 50% or more directly or indirectly owned or controlled by a person that is the target of Sanctions, or (d) any person that is the target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measure enacted, imposed, administered or enforced from time to time by the United States of America, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the relevant page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Screen Rate Replacement Event” means, in relation to EURIBOR:
(a)
(i)the administrator of EURIBOR or its supervisor (or any person acting on behalf of such administrator or supervisor) makes a public announcement or publishes information stating that it has ceased or will cease to provide EURIBOR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide EURIBOR;
(ii)the supervisor of the administrator of EURIBOR (or any person acting on behalf of it) makes a public announcement or publishes information stating that EURIBOR is no longer, or will no longer be, representative of the underlying market or economic reality that it is intended to measure as of a certain date and that representativeness will not be restored (as determined by such supervisor); or
(b)the use of EURIBOR has become, for any reason, unlawful for any Party or any Party has otherwise become prohibited from using EURIBOR.

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“Screen Rate Replacement Event Date” means:
(a)in the case of an occurrence of a Screen Rate Replacement Event described in paragraph (a)(i) of the definition of "Screen Rate Replacement Event", the date on which EURIBOR ceases to be published or otherwise becomes unavailable; and
(b)in the case of an occurrence of a Screen Rate Replacement Event described in paragraph (a)(ii) of the definition of "Screen Rate Replacement Event", the date on which EURIBOR ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of EURIBOR); and
in the case of an occurrence of a Screen Rate Replacement Event described in paragraph (b) of the definition of "Screen Rate Replacement Event", the date on which a Party notifies the other Party that the use of EURIBOR has become, for any reason, unlawful for that Party or that Party has otherwise become prohibited from using EURIBOR.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933.
“Securitisation Transaction” means any transfer by the Parent and/or the Company or any of their Subsidiaries of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash ﬂow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitisation Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the ﬁrst sentence of this deﬁnition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitisation Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and Notices) given in accordance with Clause 10 (Interest Periods);
“S&P” means Standard & Poor‘s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Signiﬁcant Subsidiary” means, at any particular time, the Company and each Subsidiary of the Parent that would be a “signiﬁcant subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC at such time.
“Signing Date” means the date on which this Agreement is signed by all Parties to it.
“Specified Time” means a day or time determined in accordance with Schedule 6 (Timetables).
“Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneﬁcially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person. Unless otherwise speciﬁed, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent and/or the Company (as the context may require).
“Syndication Date” means the date on which the Syndication has been successfully completed in accordance with the terms of the Mandate Letter.
“Syndication Lender” has the same meaning given to such term in the Mandate Letter.

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“Target” means Svanehøj Group A/S., a company incorporated under the laws of Sweden.
“Target Acquisition” means acquisition by the Company of 100% of the issued share capital in the Target (including, for the avoidance of doubt, any warrants as provided under the Acquisition Agreement) pursuant to Acquisition Agreement.
“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.
“Target Group” means the Target and its Subsidiaries for the time being.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority.
“Term €STR” means, for the applicable corresponding period, the forward-looking term rate based on €STR known as Efterm®, administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) and calculated by ICE Benchmark Administration Limited as calculation agent (or any successor calculation agent) for the relevant period, published on a screen or other information service selected by the Agent in its reasonable discretion and, if that rate is less than zero, the applicable rate will be deemed to be zero.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“Termination Date” means the date falling three years after the Signing Date or, if the Acquisition does not occur on or prior to such date, 7 May 2024 (or such other later date as agreed between the Company and all the Lenders (acting reasonably and in good faith)).
“Total Commitments” means the aggregate of the Commitments, being Euro 300,000,000 at the Signing Date.
“Transfer Certificate” means a certificate substantially in the form set out in Part 1 of Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK Financial Institution” means any BRRD Undertaking (as such term is deﬁned under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment ﬁrms, and certain aﬃliates of such credit institutions or investment ﬁrms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” and “United States” means the United States of America, its territories and possessions.

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“US Tax Obligor” means an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
“USA Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests and Notices).
“VAT” means:
(c)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(d)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“Vendors” means Solix Group AB and Plemont SLP, collectively.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are deﬁned in Part I of Subtitle E of Title IV of ERISA.
“Write-down and Conversion Powers” means:
(e)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(f)in relation to any other applicable Bail-In Legislation (other than the UK Bail-In Legislation):
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation; and
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Construction
(a)Unless a contrary indication appears, a reference in this Agreement to:

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(i)the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)“assets” includes present and future properties, revenues and rights of every description;
(iii)a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)a “group of Lenders” includes all the Lenders;
(v)“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vi)a “person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, Governmental Authority, partnership or other entity (whether or not having separate legal personality) and, in each case, their successors and assigns;
(vii)a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(viii)a provision of law is a reference to that provision as amended or re-enacted from time to time;
(ix)unless otherwise expressly stated, a time of day is a reference to Milan time;
(x)the definition of terms herein shall apply equally to the singular and the plural forms of the terms defined;
(xi)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(xii)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(xiii)the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(xiv)unless the context requires otherwise:
(A)any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Finance Document);
(B)the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Finance Document, shall be construed to refer to such Finance Document in its entirety and not to any particular provision thereof;
(C)any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time; and

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(D)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)Section, Clause and Schedule headings are for ease of reference only.
(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)Any references in the Finance Documents to the “Parent Group” or “member of the Parent Group” shall be construed to include the Company and any member of the Borrowing Group, from time to time, being understood that, upon the completion of the Target Acquisition, references in the Finance Documents to the “Parent Group” or “Borrowing Group” or to any member thereof shall be construed to include the Target and the Target Group (including any member thereof).
(f)It is acknowledged and agreed that each Obligor makes the representations in Clause 19 (Representations) or gives any undertakings under, respectively, Clause 20 (Information Undertakings) and Clause 21 (General Undertakings) with respect to itself and, where applicable and expressly provided, its respective Subsidiaries or Significant Subsidiaries.
(g)A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
1.4Currency Symbols and Definitions
“€”, “EUR” and “euro” denote the single currency of the Participating Member States.
1.5Italian Terms
In this Agreement, where it relates to the Company or any Subsidiary incorporated in the Republic of Italy (to the extent applicable), a reference to:
(a)a “liquidation”, “winding up”, “administration”, “dissolution” or the like, includes, without limitation, any scioglimento or liquidazione and any other proceedings or legal concepts similar to the foregoing;
(b)“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time);
(c)a “bankruptcy” or “insolvency proceeding” includes:
(i)any voluntary or involuntary liquidation(other than on a solvent basis), winding-up (other than on a solvent basis), administration or dissolution (other than on a solvent basis), judicial liquidation (liquidazione giudiziale), bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation (ristrutturazione di debiti), or general moratorium, compromise, composition with creditors or other relief for same purposes with respect to any person or that person‘s debts;
(ii)the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency

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administrator, trustee, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person‘s assets;
(iii)any procedura concorsuale, including composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, the liquidation procedure provided under article 57, paragraph 6-bis of the Italian Legislative Decree 24 February 1998, No. 58, the crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, the execution of an arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, the assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Civil Code, the restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, the accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, the accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, the moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, the tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, the restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, the domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, the simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, the minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, and the amministrazione straordinaria delle grandi imprese in stato di insolvenza under Legislative Decree No. 270 of 8 July 1999 (as amended, from time to time), the amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, the concordato, accordi di ristrutturazione e piano attestato di gruppo pursuant to article 284 and ff. of the Italian Crisis and Insolvency Code and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any legal proceedings having similar purposes and effects to the foregoing; provided, however, that, the so-called “segnalazioni per la anticipata emersione della crisi” pursuant to articles 25-octies, 25-nonies and 25-decies of the Italian Crisis and Insolvency Code shall not constitute insolvency proceedings hereunder. It is understood that the provisions under the Italian Royal Decree No. 267 of 16 March 1942, as amended, integrated and supplemented from time to time continue to apply with reference to any proceedings commenced before 15 July 2022, and therefore, the relevant tools and proceedings are intended to be included herein to the extent applicable;
(iv)a “liquidator”, a “commissioner”, a “custodian”, a “judicial custodian”, a “conservator”, a “trustee”, an “examiner”, a “receiver”, an “administrative receiver”, an “administrator” or “insolvency administrator” or the like includes a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore or any other person performing the same function of any of the foregoing;
(v)a “step” or “procedure” taken in connection with insolvency proceedings for any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Civil Code (cessione dei beni ai creditori), the filing by such person of a petition for the appointment of an expert (esperto) for the purposes of a composizione

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negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, or of concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, or of forced administrative liquidation (liquidazione coatta amministrativa) (including, for the avoidance of doubt, the liquidation procedure provided under article 57, paragraph 6-bis of the Italian Legislative Decree 24 February 1998, No. 58), or of the execution of an arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, or of restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, or of accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, or of accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, or of tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or of amministrazione straordinaria delle grandi imprese in stato di insolvenza under Legislative Decree No. 270 of 8 July 1999 (as amended from time to time), or of amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, or of concordato, accordi di ristrutturazione e piano attestato di gruppo pursuant to article 284 and ff. of the Italian Crisis and Insolvency Code, excluding, for the avoidance of doubt, any submission or step in connection with the so-called “segnalazioni per la anticipata emersione della crisi” pursuant to articles 25-octies, 25-nonies and 25-decies of the Italian Crisis and Insolvency Code or in relation to any person entering into a similar arrangement for the majority of such person’s creditors. It is understood that the provisions under the Italian Royal Decree No. 267 of 16 March 1942, as amended, integrated and supplemented from time to time continue to apply with reference to any proceedings commenced before 15 July 2022, and therefore, any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;
(vi)a “matured obligation” refers to any credito certo liquido ed esigibile and credito scaduto;
(d)a “security” or a “Lien” includes, without limitation, any pegno (including pegno mobiliare non possessorio pursuant to Italian Law Decree No. 59 of 3 May 2016 converted into law No. 119 dated 30 June 2016), ipoteca, privilegio (including the privilegio speciale created pursuant to article 46 of the Italian Banking Act, cessione in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;
(e)a “lease” includes, without limitations, a contratto di locazione or comodato;
(f)financial assistance means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;
(g)an “attachment” includes a pignoramento;

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(h)“gross negligence” (or similar expression) shall be construed as the Italian expression “colpa grave”;
(i)“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression “dolo”;
(j)a “limited liability company” means, with respect to a company incorporated in Italy, società a responsabilità limitata and/or società per azioni (as the context may require); and
(k)a “joint stock company” means società per azioni.
1.6US Terms
In this Agreement, where it relates to Parent, any reference in this Agreement or any other Finance Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company shall constitute a separate person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a person.
1.7Rounding
Any financial ratios required to be maintained by a member of the Parent Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.8Accounting Terms
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Original Financial Statements of the Parent, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Parent Group shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015. Prior to the delivery of financial statements pursuant to Clause 20.1 (Financial Statements) for the fiscal quarter of the Parent ending on 31 March 2024, any calculation or other determination to be made pursuant to this Agreement by reference to the most recent financial statements of the Parent shall be calculated or determined, as applicable, by reference to the most recent financial statements of the Parent available on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

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(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Finance Document, and either the Parent or the Majority Lenders shall so request, the Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
(c)All references herein to consolidated financial statements of the Parent Group or to the determination of any amount for the Parent Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Clause 20.1 (Financial statements), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, (i) in accordance with Article 11 of Regulation S-X under the Securities Act, if such Material Acquisition or Material Disposition would be required to be given pro forma effect in accordance with Regulation S-X for purposes of preparing the Parent’s annual and quarterly reports to the SEC, and (ii) in any event, on a reasonable basis consistent with accepted financial practice. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of twelve (12) months).
1.9Reference to the Agent and the Lenders
Until the occurrence of an assignment or transfer by the Original Lender under Clause 23 (Changes to the Lenders):
(a)any reference in this Agreement to the Agent and the Lenders shall be construed as reference to BNP Paribas, Italian Branch, in its capacity as Original Lender;
(a)the provisions under this Agreement specifically referring to the Agent and/or a plurality of Lenders shall be intended to be referred to BNP Paribas, Italian Branch; and
(b)the provisions under this Agreement specifically referring to the role of the Agent will not be applicable.

Section 2
The Facility
2.The Facility
2.1    The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro term loan facility in an aggregate amount equal to the Total Commitments.
2.2    Finance Parties’ Rights and Obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No

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Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3    Increase
(a)The Company may by giving prior notice to the Agent by no later than ten Business Days after the effective date of a cancellation of the Commitments of a Lender in accordance with:
(i)Clause 7.1 (Illegality);
(ii)Clause 7.2 (Exit); or
(iii)paragraph (a) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:
(iv)the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;
(v)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(vi)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(vii)the Commitments of the other Lenders shall continue in full force and effect; and
(viii)any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.
(b)The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to

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comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(c)The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.
(d)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(e)The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.
(f)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.
(g)The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).
(h)Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(i)Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:
(i)an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)the “New Lender” were references to that “Increase Lender”; and
(iii)a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.4    Obligors’ Agent
(a)The Company by its execution of this Agreement irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor, notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

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and in each case, the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
(c)The Company hereby expressly consents to the Obligors’ Agent acting as its agent and agente con poteri di rappresentanza with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code.
3.Purpose
3.1    Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes or the working capital purposes of the Parent Group, including towards the direct or indirect financing of the Target Acquisition and associated costs and expenses as well as the fees, costs and expenses incurred in connection with this Facility.
3.2    Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.Conditions of Utilisation
4.1    Initial Conditions Precedent
(a)Subject to Clause 4.2 (Further conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to the Utilisation if, on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders (each, including the Agent, acting reasonably)). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever towards the Lenders as a result of giving any such notification.
4.2    Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)no Default is continuing or would result from the proposed Loan; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects, or in the case of representations and warranties already qualified by “materiality” or “Material Adverse Effect” in all respects.
4.3    Maximum number of Loans
A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 2 or more Loans would be outstanding.

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Section 3
Utilisation
5.Utilisation
5.1    Delivery of a Utilisation Request
The Borrower may utilise the Facility, in one single Loan, by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2    Completion of a Utilisation Request
The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)the proposed Utilisation Date is a Business Day within the Availability Period;
(b)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and
(c)the proposed Interest Period complies with Clause 10 (Interest Periods).
5.3    Currency and Amount
(a)The currency specified in a Utilisation Request must be euro; and
(b)The amount of the proposed Loan must be an amount which is not more than the Available Facility.
5.4    Lenders’ Participation
(a)If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.
5.5    Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
Section 4
Repayment, Prepayment and Cancellation
6.Repayment
6.1    Repayment of the Loan
The Borrower shall repay the Loan in one single instalment on the Termination Date.
7.Illegality, Exit, Completion of the Target Acquisition, Voluntary Prepayment and Cancellation
7.1    Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan (or it becomes unlawful for any Affiliate of a Lender for that Lender to do so):
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)that Lender shall not be obliged to fund a Utilisation; and

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(c)that Lender shall be prepaid within 20 Business Days after the Agent has notified the Company of such event or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and its commitments will be then cancelled, to the extent the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender).
7.2    Exit
If a Change of Control or a Sale occurs:
(a)the Company shall promptly notify the Agent upon becoming aware of that event;
(b)a Lender shall not be obliged to fund a Utilisation; and
(c)if a Lender so requires and notifies the Agent within 15 Business Days’ of the Company notifying the Agent of that event, the Agent shall, by not less than 20 Business Days’ notice to the Company, cancel the Available Commitment of that Lender and declare the participation of that Lender (or, as the case may be, its Affiliate) in the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable, whereupon the Commitment of that Lender will be then cancelled and all such outstanding Loans, accrued interest and other amounts shall become due and payable on the last day of the period notified by the Agent to the Company.
7.3    Completion of the Target Acquisition
If the Target Acquisition is not completed by the date falling 30 calendar days after the Utilisation Date, subject to no less than two Business Days prior written notice from the Company to the Agent, the Available Commitment made available under the Facility will be immediately cancelled on that date and all the outstanding Loan under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents, shall then become due and payable.
7.4    Voluntary Cancellation
(a)At any time during the Availability Period, the Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under the Facility.
(b)The amount of any partial prepayment of a Loan must be a minimum of €5,000,000 (and integral multiples of €1,000,000) or, if less, the Available Facility or, if less, any outstanding amount under the Facility.
7.5    Voluntary Prepayment of Loan
(a)The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan.
(b)The amount of any partial prepayment of a Loan must be a minimum of €5,000,000 (and integral multiples of €1,000,000) or, if less, the Available Facility or, if less, any outstanding amount under the Facility.
(c)The Loan may only be prepaid after the last day of the Availability Period for the Facility (or, if earlier, the day on which the applicable Available Facility is zero).
7.6    Right of replacement or repayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax Gross-Up); or

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(ii)any Lender claims indemnification from the Company under Clause 13.3 (Tax Indemnity) or Clause 14.1 (Increased Costs),
the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.
(b)After two Business Days of the receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero .
(c)On the later of (i) last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), and (ii) the date falling two Business Days after a notice referred to in paragraph (a) above, the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
(d)If:
(i)any of the circumstances set out in paragraph (a) above apply to a Lender; or,
(ii)an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) or Clause 7.2 (Exit) to any Lender,
the Company may, on 20 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer, pursuant to Clause 23 (Changes to the Lenders), all (and not part only) of its rights and obligations under this Agreement to one or more Eligible Institutions which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(e)The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)the Company shall have no right to replace the Agent;
(ii)neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.
(f)A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

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7.7    Right of Cancellation in Relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.
(b)On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.Restrictions
8.1Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Exit, Completion of the Target Acquisition, Voluntary Prepayment and Cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
8.2Interest and Other Amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.3No Reborrowing of Facility
The Borrower may not reborrow any part of the Facility which is prepaid.
8.4Prepayment in Accordance with Agreement
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.5No Reinstatement of Commitments
Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.6Agent’s Receipt of Notices
If the Agent receives a notice or election under Clause 7 (Illegality, Exit, Completion of the Target Acquisition, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to the Borrower or the affected Lender, as appropriate.
8.7Effect of Repayment and Prepayment on Commitments
If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
8.8Application of Prepayments
Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 7.1 (Illegality), Clause 7.2 (Exit) or Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

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Section 5
Costs of Utilisation
9.Interest
9.1Calculation of Interest
(a)Subject to Clause 9.5 (Italian Usury Law provisions) the rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)Margin; and
(ii)EURIBOR.
9.2Payment of Interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.
9.3Default Interest
(a)Subject to Clause 9.5 (Italian Usury Law provisions), if an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4Notification of Rates of Interest
(a)The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.
9.5Italian Usury Law provisions
(a)The Parties mutually acknowledge that the rate of interest applicable to Loans to any Obligor incorporated in Italy under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the “Italian Usury Legislation”). Notwithstanding any other provision of this Agreement, if, at any time, the TEG applicable to a Loan exceeds the maximum amount permitted by the Italian Usury Legislation at that time, then the rate of interest payable by the relevant Borrower in respect of the relevant Loan shall be capped, for as long as is necessary to be compliant with the Italian

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Usury Legislation, at an amount such that the TEG applicable to that Loan is equal to the maximum amount permitted under the Italian Usury Legislation.
(b)The amount of interest on overdue amounts payable by any Obligor incorporated in Italy under this Agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Civil Code, article 120 of the Italian Banking Act and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.
(c)For the purposes of this Clause 9.5, “TEG” means the tasso effettivo globale, calculated as set out in the instructions published by the Bank of Italy named “Istruzioni per la rilevazione dei tassi effettivi globali medi ai sensi della legge sull’usura” dated August 2009 and as from time to time amended or supplemented.
10.Interest Periods
10.1Selection of Interest Periods and Terms
(a)The Borrower may select one or more Interest Periods for the Loan in the Utilisation Request and/or in a Selection Notice.
(b)Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.
(c)If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (a) above, the relevant Interest Period will be three Months.
(d)Subject to this Clause 10, the Borrower may select an Interest Period of one week (prior to the Syndication Date), three Months or six Months or any other period agreed between the Borrower, the Agent and all the Lenders in relation to the Loan.
(e)An Interest Period for a Loan shall not extend beyond the Termination Date.
(f)Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(g)Prior to the Syndication Date, any Interest Period which would end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date, provided that, the Agent shall provide the Parent with 5 Business Days’ written notice of the Syndication Date.
10.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.Change to EURIBOR and Changes to the Calculation of Interest
11.1Change to EURIBOR
(a)Following the occurrence of a Screen Rate Replacement Event, the Agent shall:
(i)promptly upon becoming aware of the occurrence of that Screen Rate Replacement Event, notify the Borrower of that occurrence; and
(ii)promptly upon becoming aware of the date of the Screen Rate Replacement Event Date applicable to that Screen Rate Replacement Event, notify the Borrower of that date.
(b)On and from the Screen Rate Replacement Event Date:
(i)Term €STR plus CAS, or

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(ii)if, after giving effect to paragraph (i) above, no Term €STR is available for the Interest Period of the Loan (or relevant period for any other sum) in EUR, Compounded €STR plus CAS, will be used in place of EURIBOR for the calculation of interest for Loans (and other sums) in EUR; provided, that, where the Screen Rate Replacement Event Date falls prior to the last day of any Interest Period for a Loan (or other sum) then EURIBOR will continue to apply to such Loan (or other unpaid sum) for the remainder of that Interest Period and EURIBOR will be replaced on and from the first day of the next Interest Period (if any) for that Loan (or other sum).
11.2Unavailability of Screen Rate.
(a)Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.
(b)Historic Screen Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Historic Screen Rate for a period equal in length to the Interest Period of that Loan.
(c)Cost of funds: If paragraph (b) above applies but it is not possible to calculate the Interpolated Screen Rate, there shall be no EURIBOR for that Loan and Clause 11.4 (Cost of Funds) shall apply to that Loan for that Interest Period.
11.3Market Disruption
If, before close of business in Milan on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR, then Clause 11.4 (Cost of Funds) shall apply to that Loan for the relevant Interest Period.
11.4Cost of Funds
(a)If this Clause 11.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event within three Business Days of the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.
(b)If this Clause 11.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this Clause 11.4 applies pursuant to Clause 11.3 (Market Disruption) and:
(i)a Lender’s Funding Rate is less than EURIBOR; or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.
(e)If this Clause 11.4 applies pursuant to Clause 11.2 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii)

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above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.
11.5Notification to Borrower
If Clause 11.4 (Cost of Funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.
11.6Break Costs
(a)The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
12.Fees
12.1Commitment Fee
(a)In the event that the Availability Period is longer than 30 calendar days, the Borrower shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of:
(i)15% of the Margin applicable at that time payable by the Borrower for the account of the Lenders on amounts unused and uncancelled under the Facility calculated from the date that falls 30 calendar days after the Signing Date to the earlier of: (x) the date falling 90 calendar days after the Signing Date (the “Commitment Fee Step-up Date”); or (ii) the end of the Availability Period; and
(ii)30% of the Margin applicable at that time payable by the Borrower for the account of the Lenders on amounts unused and uncancelled under the Facility calculated from the day after the Commitment Fee Step-up Date to the end of the Availability Period.
(b)The accrued commitment fee shall be paid on the last day of the first Interest Period following the last day of the Availability Period and on the cancelled amount of the Facility at the time the relevant cancellation is effective.
12.2Upfront Fee
The Borrower shall pay an upfront fee in the amount and at the times agreed in the Mandate Letter.
12.3Underwriting Fee
The Borrower shall pay an underwriting fee in the amount and at the times agreed in the Mandate Letter.
12.4Agency Fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
Section 6
Additional Payment Obligations
13.Tax Gross Up and Indemnities
13.1Definitions
In this Agreement:

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“Borrower’s Tax Jurisdiction” means, in relation to any Borrower, the jurisdiction in which the Borrower is resident for Tax purposes.
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Qualifying Lender” means a Lender which is beneficially entitled to interest and other proceeds assimilated to interest as defined under the Italian tax law (or the official interpretation, administration or application of any law, treaty or regulation) payable by the Borrower to that Lender in respect of an advance under a Finance Document and which is:
(a)a bank, financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to Legislative Decree No. 385 dated 1 September 1993 or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is a resident of Italy for Tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 not acting for the purposes of the Finance Document through a Facility Office or, in any case, a Permanent Establishment located outside of Italy which, at the date of this Agreement or, in the case of any bank or financial institution or insurance undertaking or alternative investment fund which has become a Party as a Lender in accordance with Clause 23 (Changes to the Lenders) after the date of this Agreement, at the Transfer Date is entitled to receive all payments under this Agreement free of any withholding tax on account of income tax in Italy;
(b)acting through a Facility Office which qualifies as a Permanent Establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking activity in Italy for which any payment received under the Finance Documents is business income (reddito di impresa) pursuant to articles 81, 151 and 152, paragraph 1, of Italian Presidential Decree No. 917 of 22 December 1986;
(c)a Treaty Lender; or
(d)any entity which under article 26, paragraph 5-bis of Italian Presidential Decree No. 600 of 29 September 1973, as amended, is entitled to receive interest payments under this Agreement without a Tax Deduction.
“Self-Declaration Form” means the self-declaration form substantially in the form set out in Schedule 7 (Self-Declaration Form).
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax Gross-Up) or a payment under Clause 13.3 (Tax Indemnity).
“Treaty Lender” means, in relation to a payment of interest by or in respect of the Borrower under a Finance Document, a Lender which:
(a)is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(b)does not carry on a business in Italy through a permanent establishment (stabile organizzazione) with which that Lender’s participation in the Loan is effectively connected; and
(c)fulfils any other conditions which must be fulfilled under the relevant Treaty in order to benefit from full exemption from Tax imposed by Italy on such interest payments, including the completion of any necessary procedural formalities.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) in force with Italy which makes provision for full exemption from Tax imposed by Italy on interest.

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13.2Tax Gross-Up
(a)Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor from a payment to a Finance Party under a Finance Document, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment by the Borrower in respect of an amount due from such Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Italy, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement: (A) in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority (other than any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptable of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016);or (B) of the tax residency of the Borrower; or
(ii)the application of the Tax Deduction is a consequence of the Lender’s failure to comply with its obligations under paragraphs (g), (h) or (l) below.
(e)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within 30 days after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of ITA, an original receipt or certified copy thereof, or, in any case, other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant tax authority.
(g)Each Qualifying Lender which is not resident in Italy for tax purposes shall, as soon as reasonably practicable after the date on which it becomes a Party, but at least 10 Business Days before any payment of interest is due or made, whichever comes first, deliver to the Borrower through the Agent any form and/or declaration required under Italian tax law, and a certificate of tax residence (or the specific form required under the relevant Treaty) duly issued by the competent tax authorities of its country of residence evidencing such Qualifying Lender as resident for tax purposes in that country and, if an Treaty Lender, accrediting such Treaty Lender as resident in the relevant jurisdiction within the meaning of the relevant Treaty. Each such Qualifying Lender not resident in Italy for tax purposes shall, at the written request of the Agent, be required to deliver a new form and/or declaration and a certificate of tax residence each time the existing certificate expires.
(h)Without prejudice to the generality of the foregoing, any entity included under paragraph (a) of the definition of “Qualifying Lender” shall, as soon as reasonably practicable after the date on which it becomes a Party, but at least 10 Business Days

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before any payment of interest is due or made, whichever comes first, deliver to the Borrower through the Agent any Self-Declaration Form necessary for the Borrower to be entitled to make that payment without a Tax Deduction and thereafter within the end of January of any subsequent calendar year (or, if earlier, within at least 5 Business Days prior to the subsequent date upon which the interest is due to be paid) and, in any case, whenever there is a change in the Lender’s status within 20 Business Days from the time change is effective (or, if earlier, within at least 10 Business Days prior to the date upon which interest is first due to be paid to it).
(i)If:
(i)a Tax Deduction is required by law in respect of a payment made by or on account of an Obligor to a Lender under a Finance Document;
(ii)the relevant Obligor was unaware, and could not reasonably be expected to have been aware, that the Tax Deduction was required and as a result does not make the Tax Deduction; and
(iii)the applicable Obligor is not required to make an increased payment under paragraph (c) above in respect of that Tax Deduction because any of the exclusions in this Clause 13.2 apply, then the Lender that received the payment in respect of which the Tax Deduction should have been made undertakes to promptly reimburse that Obligor for the amount of the Tax Deduction that should have been made (but, for the avoidance of doubt, not any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
(j)Any Lender which enters into any sub-participation or other risk sharing arrangement shall only be entitled to receive payments under this Clause with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub-participation or (ii) for an amount equivalent to the payment which would have been due to the sub-participant under this Clause had the sub-participant been a Lender, if lower.
(k)If a Lender becomes aware that it is not, or ceases to be, a Qualifying Lender, it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender, it shall as soon as it is reasonably practicable notify the Borrower.
(l)A Lender and each Obligor which makes a payment to which that Lender is entitled shall provide reasonable co-operation in completing any documentation or procedural formalities and undertaking other similar actions necessary for that Obligor to obtain authorisation or otherwise be able to make that payment without a Tax Deduction (or with a reduced Tax Deduction). A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed as a result of a failure by a Lender to comply with its obligations under this paragraph (l).
13.3Tax Indemnity
(a)The Company shall (within the 5 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment from an Obligor under a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the laws of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the laws of the jurisdiction in which that Finance Party has a permanent establishment to which income under any Finance

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Document is attributed in respect of amounts received or receivable in that jurisdiction; or
(C)under the laws of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 13.2 (Tax Gross-Up) or a payment under Clause 13.6 (Stamp Taxes) or a payment under Clause 13.7 (VAT); or
(B)would have been compensated for by an increased payment under Clause 13.2 (Tax Gross-Up) but was not so compensated because one of the exclusions in Clause 13.2 (Tax Gross-Up) applied; or
(C)would have been compensated for by an increased payment under Clause 13.6 (Stamp Taxes) but was not so compensated because one of the exclusions in Clause 13.6 (Stamp Taxes) applies; or
(D)relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.
(d)A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
(e)Any Lender which enters into any sub-participation or other risk sharing arrangement shall only be entitled to receive payments under this Clause with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub-participation or (ii) for an amount equivalent to the payment which would have been due to the sub-participant under this Clause had the sub-participant been a Lender, if lower.
13.4Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that a Tax Credit is attributable to:
(a)an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay, as soon as reasonably practicable after such utilisation, an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.5Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate in respect of any Borrower’s Tax Jurisdiction, in the Transfer Certificate or the Assignment Agreement (as applicable) which it executes on becoming a Party, and for the benefit of the Agent which of the following categories it falls in in respect of the Borrower:
(a)not a Qualifying Lender;

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(b)a Qualifying Lender (other than a Treaty Lender); or
(c)a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 13.5 and/or provide the Borrower with the Self-Declaration Form or any other information, then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent and the Borrower (also through the Agent) which category applies. For the avoidance of doubt, a Transfer Certificate or an Assignment Agreement (as applicable) shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.
13.6Stamp Taxes
The Borrower shall pay and, within 5 Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, provided that this Clause 13.6 (Stamp Taxes) shall not apply (i) in respect of any stamp duty, registration or similar Taxes payable in respect of an assignment, novation, sub-participation or transfer by a Finance Party of any of its rights or obligations under a Finance Document, unless provided otherwise under Clause 23.4 (Assignment or Transfer Fee) of this Agreement, or (ii) pursuant to or to the extent that such stamp duty, registration or other similar Tax becomes payable upon a voluntary registration made by any Finance Party if such registration is not required by any applicable law or necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document.
13.7VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must, promptly following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case

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may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)In relation to any supply made by a Party to any other Party under a Finance Document, if reasonably requested by such Party, that other Party must promptly provide such Party with details of that other Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.
13.8FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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13.9FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.
13.10No Imposta Sostitutiva
(a)The Original Lenders and the Company, hereby expressly elect not to exercise the option for the application of the imposta sostitutiva provided for by articles 15 and following of Presidential Decree No. 601 of 29 September 1973.
(i)This Agreement, which is executed by exchange of correspondence, is not subject to registration requirement unless in “case of use” (“caso d’uso”) pursuant to article 6 of Presidential Decree No. 131 of 26 April 1986, cross reference event (“enunciazione”) pursuant to article 22 of Presidential Decree No. 131 of 26 April 1986, or in case of voluntary registration pursuant to article 8 of Presidential Decree No. 131 of 26 April 1986.
14.Increased Costs
14.1Increased Costs
(a)Subject to Clause 14.3 (Exceptions) the Company shall pay, within five Business Days of a demand by the Agent, for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of, in each case, to the extent binding) any law or regulation made after the date it became a party to this Agreement; or
(ii)compliance with any law or regulation made after the it became a party of this Agreement; or
(iii)subject to the limitations below, the implementation of, or compliance with Basel III and CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)In this Agreement
(i)“Increased Costs” means:
(A)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
(ii)“Basel III” means:

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(A)the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rule text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and
(iii)“CRD IV” means
(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(B)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
14.2Increased Cost Claims
(a)A Finance Party intending to make a claim pursuant to Clause 14 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs, except that no Finance Party shall be required to disclose any information that is confidential or proprietary (as determined by such Finance Party in its sole discretion) or any information that it is not legally allowed to disclose.
14.3Exceptions
(a)Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party; or
(iii)compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated because any of the exclusions in paragraph (b) of Clause 13.3 (Tax Indemnity) applied);
(iv)attributable to the implementation of, application of, or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates);
(v)attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV, in each case to the extent the relevant Finance Party was able to or could reasonably have been expected to be able to quantify the relevant

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Increased Cost as at the date of this agreement or, if later, the date it became a Party;
(vi)compensated for by Clause 13.6 (Stamp Taxes) (or would have been compensated for under Clause 13.6 (Stamp Taxes) but was not so compensated solely because any, all or a combination of the exclusions applied); or
(vii)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).
15.Other Indemnities
15.1Currency Indemnity
(a)If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within five Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)To the maximum extent permitted by applicable law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2Other Indemnities
The Company shall (or shall procure that an Obligor will), within five Business Days of a demand, indemnify each Finance Party against any cost, loss or liability, incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing Among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3Indemnity to the Agent
(a)The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(i)investigating any event which it reasonably believes is a Default; or

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(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or
(iv) (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems Etc.) only, notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent), acting as Agent under the Finance Documents.
(b)This indemnity given by the Borrower under or in connection with this Agreement is a continuing obligation, independent of the Borrower’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or such other Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.
16.Mitigation by the Lenders
16.1Mitigation
(a)Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross-Up and Indemnities) or Clause 14.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2Limitation of Liability
(a)The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would be reasonably likely to be prejudicial to it.
17.Costs and Expenses
17.1Transaction Expenses
The Borrower shall pay promptly (and, in any case, within five Business Days of demand), to the Agent and the Arranger the amount of all costs and expenses (including legal fees up to any pre-agreed cap) reasonably incurred and duly documented by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
17.2Amendment Costs
If:
(a)an Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 28.10 (Change of Currency),

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the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees up to any pre-agreed cap) reasonably incurred and duly documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
17.3Enforcement costs
The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
Section 7
Guarantee
18.Guarantee and Indemnity
18.1Guarantee and Indemnity
The Parent irrevocably and unconditionally jointly and severally (and at all times subject to the applicable guarantee limitations):
(a)guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s payment obligations under the Finance Documents including, without limitation:
(i)to the extent the US Bankruptcy Code is governing a bankruptcy proceeding with respect to the Borrower, obligations which, but for the automatic stay under section 362(a) of the US Bankruptcy Code, would become due; and
(ii)to the extent the US Bankruptcy Code is governing a bankruptcy proceeding with respect to the Borrower, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding;
(b)undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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18.4Waiver of Defences
The obligations of the Parent under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Parent Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
18.5Guarantor Intent
Without prejudice to the generality of Clause 18.4 (Waiver of Defences), the Parent expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
18.6Immediate Recourse
The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

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(b)hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent’s liability under this Clause 18.
18.8Deferral of Guarantors’ Rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under this Clause 18;
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment Mechanics).
18.9Guarantee Limitations – US
The Parent and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 18) hereby confirms that it is its intention that the guarantee under this Clause 18 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, the Parent and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 18) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which the Parent shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Parent that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among the Parent and the other Obligors, result in such obligations of the Parent not constituting a fraudulent transfer or conveyance.
Section 8
Representations, Undertakings and Events of Default
19.Representations
19.1General
Each Obligor makes the representations and warranties set out in Schedule 8 (Representation and warranties) to each of the Finance Parties with respect to itself and, where applicable, to its respective Subsidiaries or Significant Subsidiaries, which shall be deemed made at the times set out in Clause 19.2 (Times When Representations Made).

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19.2Times when Representations Made
All the representations and warranties set out in Schedule 8 (Representation and warranties) shall be deemed to be made on the Signing Date, provided that the Repeating Representations are deemed to be made, by reference to the facts and circumstances then existing on such date, on the Utilisation Date and on the first day of each Interest Period.
20.Information Undertakings
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1Financial Statements
The Company shall report to the Agent and Lenders (in accordance with paragraph (c) of Clause 20.3 (Requirements as to Financial Statements)):
(a)within 90 days after the end of each of its financial years, the Parent’s audited consolidated financial statements for that financial year (the “Annual Financial Statements”);
(b)within 180 days after the end of each of its financial years, the Company’s audited consolidated and unconsolidated financial statements for that financial year;
(c)starting from the financial quarter ending on 31 March 2024:
(i)within 60 days after the end of each of the first three financial quarters of each financial year of the Company, the unconsolidated management accounts of the Company, for that financial quarter; and
(ii)within 45 days after the end of each of the first three financial quarters of each financial year of the Parent, the consolidated unaudited financial statements of the Parent, for that financial quarter (the “Parent Quarterly Reports”).
20.2Compliance Certificate
(a)The Parent shall (or procure that the Company shall) supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Parent Quarterly Report.
(b)Each Compliance Certificate shall:
(i)certify whether or not as at the date of the relevant Financial Statements, the Parent Group was in compliance with Section 4 (Financial Covenant) of Part 2 (Negative Covenants) of Schedule 9 (General Undertakings) and setting out (in reasonable detail) computations as to compliance with such financial covenants; and
(ii)certify that, to the best of its knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.
(c)Each Compliance Certificate shall be signed by an authorised signatory of the Parent or a director of the Company (as applicable).
20.3Requirements as to Financial Statements
(a)Each Obligor shall procure that each set of financial statements to be provided pursuant to Clause 20.1 (Financial Statements) includes a balance sheet, profit and loss account and cashflow statement. In addition, the Obligors shall procure that each set of their respective annual financial statements shall be audited by the relevant auditors.

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(b)The Annual Financial Statements shall represent the Parent’s consolidated balance sheet and the related consolidated statements of income and cash ﬂows showing its consolidated ﬁnancial condition as of the close of such ﬁscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or another independent registered public accounting ﬁrm of recognised national standing selected by the Parent and accompanied by an opinion of such accountants (without a “going concern” or like qualiﬁcation or exception and without any qualiﬁcation or exception as to the scope of such audit) to the effect that such consolidated ﬁnancial statements fairly present its ﬁnancial condition and results of operations on a consolidated basis in accordance with GAAP (it being agreed that such requirements may be satisﬁed by delivery of an annual report on Form 10-K containing the foregoing).
(c)The Parent Quarterly Reports shall represent the Parent’s consolidated balance sheet and related consolidated statements of income, cash ﬂow and stockholders’ equity, showing its consolidated ﬁnancial condition as of the close of such ﬁscal quarter and the consolidated results of its operations during such ﬁscal quarter and the then elapsed portion of the ﬁscal year, all certiﬁed by a Financial Oﬃcer of the Parent as fairly presenting its ﬁnancial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments (it being agreed that such requirements may be satisﬁed by delivery of a quarterly report on Form 10-Q containing the foregoing).
(d)Documents required to be delivered pursuant to Clause 20.1 (Financial Statements) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Parent posts such documents, or provides a link thereto on the Parent’s website, (b) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent, provided that, with respect to information relating to the Parent only, it may satisfy its obligations under this Agreement to deliver any information by posting this information onto the SEC EDGAR system); provided, that, (i) the Parent shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender, and (ii) the Parent shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(e)Notwithstanding any other term of the Finance Documents, all reporting and other information requirements in the Finance Documents (including, for the avoidance of doubt, the obligations of any Group Member under Clause 20.7 (Maintaining Records; Access to Properties and Inspections) below) shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Parent Group or otherwise binding on any member of the Parent Group and no such disclosure (other than the delivery of information pursuant to Clause 20.1 (Financial statements), Clause 20.2 (Compliance Certificate), Clause 20.5 (Notification of a Default) and Clause 20.6 (“Know Your Customer” checks)) shall be required if as a result of such disclosure a member of the Parent Group would be obliged to make an announcement to the relevant listing authorities and/or stock exchange (or in accordance with applicable listing, disclosure and/or stock exchange rules) which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.
(f)Each set of financial statements delivered pursuant to Clause 20.1 (Financial Statements):
(i)shall be certified by:

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(A)with respect to the Company, a director;
(B)with respect to Parent, an authorised signatory, and
(ii)shall be prepared in accordance with the GAAP.
20.4Information: Miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests or, alternatively, posting the relevant documentation onto an electronic website):
(a)at the same time as they are despatched, copies of all documents despatched by the Obligors to their respective creditors (or any class of them) generally other than in the ordinary course of business;
(b)promptly after the same become publicly available, copies of reports distributed by the Parent to its shareholders;
(c)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Parent Group, and which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect;
(d)promptly upon becoming aware of them, the details of judgment or order of a court, arbitral body or agency which is made against any member of the Parent Group, and which are reasonably likely to have a Material Adverse Effect;
(e)promptly upon becoming aware of them, the details of any claim which is current, threatened in writing or pending against any Obligors, or the Vendors in respect of the Acquisition Agreement;
(f)promptly upon becoming aware of it, any change in any of the Debt Ratings; and
(g)promptly on request, such further information regarding the financial condition, business and operations of the Parent, the Company or any member of the Borrowing Group as any Finance Party through the Agent may reasonably request.
20.5Notification of a Default
(a)The Borrower shall notify the Agent of any Default or Event of Default (and the steps, if any, being (or proposed to be) taken to remedy it) promptly upon becoming aware of its occurrence.
(b)Promptly upon a request by the Agent, provided that, the Agent may make no more than one request per Financial Quarter, the Borrower shall supply to the Agent a certificate signed by 2 of its directors on its behalf certifying that no Default or Event of Default is continuing (or if a Default or an Event of Default is continuing, specifying the Default or Event of Default and the steps, if any, being taken to remedy it).
20.6“Know Your Customer” Checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor or the composition of the shareholders of the Company after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures (including anti-money laundering rules and regulations, the USA Patriot Act and the Beneﬁcial Ownership Regulation) in circumstances where the necessary information is not already available to it, each Obligor shall, promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender, (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall, promptly upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.7Maintaining Records; Access to Properties and Inspections
The Company and the Parent shall maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit any authorised representative designated by the Agent or any Lender to visit and inspect the properties of the Parent and/or the Company and of any Significant Subsidiary and to discuss the affairs, finances and condition of the Company and/or Parent and/or any Significant Subsidiary with a Financial Officer of the Parent and such other officers as the Parent shall deem appropriate; provided, that, so long as no Event of Default has occurred and is continuing, any such visits and inspections shall be limited to one time in any calendar year.
21.General Undertakings
Each Obligor covenants and agrees with each of the Finance Parties and the Agent that so long as this Agreement shall remain in effect or the principal of or interest on the Loan, any fees or any other amounts payable hereunder shall be unpaid (other than contingent obligations for which no claim has been made) or any amounts drawn thereunder have not been reimbursed in full, unless the Majority Lenders shall otherwise consent in writing, it shall, and shall cause each of its respective Significant Subsidiaries or each of its respective Subsidiaries (as and where applicable) to, comply with the covenants set out in this Clause 21 and in Schedule 9 (General Undertakings).
21.1Centre of Main Interests
Each Obligor incorporated within a member state of the European Union shall procure that, for the purposes of Regulation, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
22.Events of Default
Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.12 (Acceleration)).
22.1Non-Payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and

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payment is made within 5 Business Days of its due date; or
(b)in the case of a payment of accrued interest pursuant to Clause 9.3 (Payment of Interest), within five days of the end of the applicable Interest Period.
22.2Purpose
The Borrower uses the proceeds of a Loan for any purpose other than the purposes permitted pursuant to Clause 3.1 (Purpose).
22.3Other Obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-Payment) and Clause 22.2 (Purpose).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Borrower and/or the Parent or (ii) the Borrower and/or the Parent becoming aware of the failure to comply.
22.4Misrepresentation
(a)Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect (or in the case of representations and warranties qualified by “materiality” or “Material Adverse Effect”, in all respects) when made or deemed to be made by reference to the facts and circumstances then existing.
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Borrower and/or the Parent and (ii) the Borrower and/or the Parent becoming aware of the failure to comply.
22.5Cross Default
(a)Any Indebtedness of the Parent, the Company and/or any member of the Borrowing Group is not paid when due nor within any originally applicable grace period.
(b)Any Indebtedness of the Parent, the Company and/or any member of the Borrowing Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Indebtedness of the Parent, the Company and/or any member of the Borrowing Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)Any creditor of the Parent, the Company and/or any member of the Borrowing Group becomes entitled to declare any Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this Clause 22.5 if the aggregate amount of Indebtedness or commitment for Indebtedness of the Parent, the Company and/or other members of the Borrowing Group (other than the Indebtedness arising under the Existing Revolver Agreement, or in connection therewith, in respect of which no threshold will apply) falling within paragraphs (a) to (d) above is less than $100,000,000.00 (or its equivalent in any other currency or currencies).
(f)For the avoidance of doubt, the occurrence of the circumstances described above in respect of any Indebtedness or commitment for Indebtedness arising under the Existing Revolver Agreement, or in connection therewith, will trigger an Event of Default and no threshold will apply in such respect.

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22.6Insolvency
(a)The Parent, the Company or any other member of the Borrowing Group having assets with a gross book value, in aggregate, in excess of $100,000,000 (each a “Relevant Subsidiary”):
(i)is unable or admits inability to pay its debts as they fall due;
(ii)suspends making payments on any of its debts;
(iii)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness; or
(iv)with respect to the Company only, is declared insolvent pursuant to the Italian Crisis and Insolvency Code.
(b)A moratorium is declared in respect of any indebtedness of the Parent, the Company or any other Relevant Subsidiary.
(c)Any of the circumstances contemplated under articles 2447 or 2482-ter of the Italian Civil Code occurs with respect to the Company and any other Relevant Subsidiary (incorporated in the Republic of Italy) unless, without delay and in any event by no later than 30 days from the date on which the Company’s or any such Subsidiary’s directors have knowledge of such occurrence, a shareholders’ meeting duly pass a resolution approving a capital increase to comply with the minimum capital requirements under Italian law and the relevant capital increase is perfected.
22.7Insolvency Proceedings
(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
(A)with respect to the Borrower, insolvency proceedings (as defined in paragraph (c) of Clause 1.5 (Italian Terms); and
(B)with respect to the Parent, any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law;
(ii)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent, the Company or any Relevant Subsidiary;
(iii)a composition, compromise, assignment or arrangement with any creditor of the Parent, the Company or any Relevant Subsidiary other than a solvent liquidation or reorganisation of any member of the Parent Group which is not an Obligor;
(iv)the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Parent Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Parent, the Company or any Relevant Subsidiary or any of its assets; or
(v)enforcement of any security or Lien over any assets of the Parent, the Company or any Relevant Subsidiary,
or any analogous procedure or step is taken in any jurisdiction.

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(b)Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.
22.8Creditors’ Process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent, the Company or any Relevant Subsidiary having an aggregate book value of $100,000,000 and is not discharged within 60 days.
22.9Unlawfulness and Invalidity
(a)It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or the Acquisition Agreement.
(b)Any obligation or obligations of any Obligor under any Finance Document or the Acquisition Agreement are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents and the Acquisition Agreement.
22.10Repudiation and Rescission of Agreements
(a)An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document
(b)Any party to the Acquisition Agreement, rescinds or purports to rescind or repudiates or purports to repudiate the Acquisition Agreement in whole or in part where to do so has or is likely to have a Material Adverse Effect on the interests of the Lenders under the Finance Documents.
22.11Material Adverse Effect
A Material Adverse Effect shall have occurred and be continuing.
22.12Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)cancel the Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;
(b)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(c)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
Section 9
Changes to Parties
23.Changes to the Lenders
23.1Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the “Existing Lender”) may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,

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to another bank or financial institution, insurer or reinsurer, trust, fund, securitisation vehicle or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
23.2Borrower consent
(a)The prior written consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is made:
(i)on or before the Syndication Date to any Syndication Lenders in accordance with the syndication strategy set out in the Mandate Letter;
(ii)to another Lender or an Affiliate of any Lender;
(iii)to a fund which is a Related Fund of that Existing Lender;
(iv)to any refinancing entity, including, without limitation, any insurer, reinsurer, securitisation special purpose entity, trust or fund, for the purpose of that Lender refinancing or hedging its loan exposure, provided no such assignment or transfer shall either (a) release the Lender from any of its obligations under the Finance Documents or (b) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or those granted to the relevant Lender under the Finance Documents; or
(v)at a time when an Event of Default is continuing.
(b)The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
23.3Other Conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent (in the Transfer Certificate or the Assignment Agreement) of:
(A)written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender;
(B)any documentation (including tax certificates, declarations and other tax documentation), or information, which the Agent, in its discretion, may reasonably specify as being necessary or desirable for the purpose of the relevant assignment or transfer; and
(ii)the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for Transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
(d)Each assignment or transfer of any Lender’s participation (other than to an Affiliate or a Related Fund) shall be in a minimum amount of €1,000,000.00, unless the assignment or transfer is of the whole of that Lender’s participation in the Facility under this Agreement.
23.4Assignment or Transfer Fee
(a)The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of Euro 3,000.
(b)Any cost or expense (including legal and notarial fees) and any stamp duty, registration and other similar Taxes payable in respect of any transfer or assignment made by an Existing Lender under this Clause 23 (including those Taxes relating to each Transfer Certificate (as the case may be) will be borne by the New Lender, other than in the cases that such amounts have arisen for an assignment or transfer in relation to the Facility and of any Finance Document incurred in connection with:
(i)an assignment or transfer entered into following an Event of Default which is continuing; and
(ii)an assignment or transfer entered into at the request of the Borrower, which will be borne by the Borrower.
23.5Limitation of Responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

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(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.6Procedure for Transfer
(a)Subject to the conditions set out in Clauses 23.2 (Borrower Consent) and 23.3 (Other Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Parent Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Arranger, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a “Lender”.
23.7Procedure for Assignment
(a)Subject to the conditions set out in Clauses 23.2 (Borrower consent) and 23.3 (Other Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

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(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender); provided, that, they comply with the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other Conditions of assignment or transfer).
23.8Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
23.9Security Over Lenders’ Rights
(a)In addition to the other rights provided to the Lenders under this Clause 24, each Lender may, without consulting with or obtaining consent from the Obligor, at any time, transfer, charge, assign, pledge or otherwise create security or Lien in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender (or any of its Affiliates) including, without limitation:
(i)any charge, assignment, pledge, transfer or other security or Lien to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank and the Bank of Italy) including, without limitation, any transfer of rights to a securitisation special purpose entity where security or Lien over securities issued by such special purpose entity is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and
(ii)any charge, assignment, pledge and transfer or other security or Lien granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or security or Lien shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or security or Lien for the Lender as a party to any of the Finance Documents; or
(B)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

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23.10Pro rata interest settlement
(a)If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for Transfer) or any assignment pursuant to Clause 23.7 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 Months, on the next of the dates which falls at 6 Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)In this Clause 23.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
24.Changes to the Obligors
No Obligor may assign or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Agent (acting on the instructions of all the Lenders).
Section 10
The Finance Parties
25.Role of the Agent, the Arranger, and Others
25.1Appointment of the Agent
(a)Each of the Finance Parties appoints the Agent to act as its agent with representative powers (agente con poteri di rappresentanza for the purposes of Italian law) under and in connection with the Finance Documents (with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law).
(b)Each of the Finance Parties authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2Instructions
(a)The Agent shall:

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(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Finance Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3Duties of the Agent
(a)The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate, Assignment Agreement or any Increase Confirmation.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.

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(g)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.5No Fiduciary Duties
(a)Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.
(b)Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.6Business with the Parent Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Parent Group.
25.7Rights and Discretions
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-Payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as

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independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, the Agent:
(i)may disclose; and
(ii)on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.8Responsibility for Documentation
Neither the Agent nor the Arranger is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.9No Duty to Monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.

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25.10Exclusion of Liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(i)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender (or for any Affiliate of any Lender),
on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been

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suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
25.11Lenders’ Indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems Etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
25.12Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates acting through an office in the Republic of Italy as successor by giving notice to the Lenders and the Borrower.
(b)Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Republic of Italy).
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.
(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
25.13Replacement of the Agent
(a)After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the Republic of Italy).
(b)The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under this Clause 25.13) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
25.14Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

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25.15Relationship with the Lenders
(a)Subject to Clause 23.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
(c)Each Finance Party shall supply the Agent with any documentation (including tax certificates, declarations and other tax documentation), or information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.
25.16Credit Appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to:
(a)the financial condition, status and nature of each member of the Parent Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy or completeness and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.17Deduction from Amounts Payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to

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that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.
26.Conduct of Business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.Sharing Among the Finance Parties
27.1Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents, then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery, less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial Payments).
27.2Redistribution of Payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.
27.3Recovering Finance Party’s Rights
On a distribution by the Agent under Clause 27.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
27.4Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

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(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5Exceptions
(a)This Clause 27.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
Section 11
Administration
28.Payment Mechanics
28.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre of the Republic of Italy) and with such bank as the Agent, in each case, specifies.
28.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
28.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4Clawback and Pre-Funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was

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paid by the Agent shall, on demand, refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, then, if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall, on demand, refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall, on demand, pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
28.5Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph  (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).
In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with Clause 25.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Agent).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)that it has not given an instruction pursuant to paragraph (d) above; and
(ii)that it has been provided with the necessary information by that Recipient Party,

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give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
28.6Partial Payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.7Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.8Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.9Currency of Account
(a)Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.
28.10Change of Currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

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(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
28.11Disruption to Payment Systems Etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30.Notices
30.1Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
30.2Addresses
The address, email, registered email and/or fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of the Borrower:

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ITT Italia S.r.l.
Corso Europa, 41/43
20045 Lainate, Milan
Italy

Email: diego.ghinaudo@itt.com / pinuccia.bignami@itt.com
For the attention to: Diego Ghinaudo / Pinuccia Bignami

with a copy to the Parent:
ITT Inc.
100 Washington Boulevard
6th Floor
Stamford, CT 06902
Email: michael.savinelli@itt.com
For the attention of: Michael Savinelli, Vice President, Treasurer, Chief Tax Officer and Assistant Secretary

(b)in the case of the Agent:
BNP Paribas, Italian Branch
Piazza Lina Bo Bardi, 3
20124 Milan
Italy
Email: oriendo.russano@bnpparibas.com / dl.milan.loanagency.cib@bnpparibas.com
For the attention to: Oriendo Russano
or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
30.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Borrower in accordance with this Clause 30.3 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

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30.4Notification of Address and Fax Number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.
30.5Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (whilst the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
30.6Electronic Communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made or document delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.6.
30.7Direct electronic delivery by the Borrower
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender or the Agent by delivering that information directly to that Lender in accordance with Clause 30.6 (Electronic Communication) to the extent that Lender and the Agent agree to this method of delivery.
30.8English Language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or

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(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.Calculations and Certificates
31.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
31.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3Day Count Convention
(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(ii)subject to paragraph (b) below, without rounding.
(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.
32.Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
33.Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
34.Amendments and Waivers
34.1Required Consents
(a)Subject to Clause 34.2 (All Lender Matters) and Clause 34.3 (Other Exceptions), any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Obligor’s Agent and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
(c)Each Obligor agrees to any such amendment or waiver permitted by this Clause 34.1 which is agreed to by the Obligor’s Agent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of the Borrower.

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(d)Paragraph (c) of Clause 23.10 (Pro rata interest settlement) shall apply to this Clause 34.
34.2All Lender Matters
Subject to Clause 34.4 (Changes to reference rates), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment or the Total Commitments (other than pursuant to Clause 2.3 (Increase), an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)a change to the Borrower or Guarantor;
(g)any provision which expressly requires the consent of all the Lenders;
(h)Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Exit) and the definition of “Sale” and “Change of Control” in Clause 1.1 (Definitions), Clause 7.3 (Completion of the Target Acquisition), Clause 7.8 (Application of Prepayments), Clause 8 (Restrictions), Clause 10 (Interest Period), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34.2, Clause 38 (Governing Law) or Clause 39.1 (Jurisdiction);
(i)the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity); or
(j)the release of any guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity), shall not be made, or given without the prior consent of all the Lenders.
34.3Other Exceptions
(a)An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger as the case may be.
(b)Any amendment or waiver applies or would, but for this paragraph (b), apply which:
(i)relates only to the rights or obligations applicable to a particular Utilisation, or class of Lender; and
(ii)does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or the Facility or another class of Lender, may be made in accordance with this Clause 34.3 but as if references in this Clause 34.3 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.
(c)No amendment or waiver of a term of any Fee Letter or the Mandate Letter shall require the consent of any Finance Party other than any such person which is party to such letter.

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34.4Changes to reference rates
(a)Subject to Clause 34.2 (All Lender Matters) and without prejudice to Clause 11.1 (Change to EURIBOR) whose terms shall prevail, if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.
(b)In this Clause 34.4:
“Published Rate” means:
(a)the Screen Rate;
(b)the Term €STR;
(c)the Compounded €STR; or
(d)an RFR.
“Published Rate Replacement Event” means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;
(b)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent,

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provided, that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate.
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Replacement Reference Rate” a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate (provided, that, the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;
(b)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.
34.5Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)the Majority Lenders; or
(ii)whether:

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(A)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or
(B)the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments under the relevant Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(b)For the purposes of this Clause 34.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
35.Confidential Information
35.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
35.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, brokers, insurers, reinsurers, insurance brokers, reinsurance brokers and partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds and Representatives;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds and Representatives;

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(iii)appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph ((b)) of Clause 25.15 (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party transfers, charges, pledges or otherwise creates security or Lien (or may do so) pursuant to Clause 23.9 (Security Over Lenders’ Rights), including to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates security or Lien pursuant to Clause 23.9 (Security Over Lenders’ Rights) and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it transfers (or may potentially transfer) rights under the Finance Documents or the securities issued by the special purpose entity in connection with the enforcement of such security or Lien;
(viii)who is a Party; or
(ix)with the consent of the Borrower,
in each case, such Confidential Information as that Finance Party shall consider appropriate, if:
(A)in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and
(C)in relation to paragraphs (b)(v), (b)(vi) and (b)vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents, including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this

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paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and
(e)to industry trade organisations and for marketing purposes information with respect to the Facility and/or the Finance Documents that is necessary and customary for inclusion in league table measurements (including, without limitation, their role in the Facility, the type of transaction, the type and the purpose of the Facility, the signing and funding date, the sector and business, the Total Commitments and commitment per Facility (if relevant)).
35.3Disclosure to Numbering Service Providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)Clause 38 (Governing Law);
(vi)the names of the Agent and the Finance Party;
(vii)date of each amendment and restatement of this Agreement;
(viii)amounts of, and names of, the Facility (and any tranches);
(ix)amount of Total Commitments;
(x)currency of the Facility;
(xi)type of Facility;
(xii)ranking of Facility;
(xiii)Termination Date for the Facility;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

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(c)The Agent shall notify the Company and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
35.4Entire Agreement
This Clause 35.4 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
35.5Inside Information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation, including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
35.6Notification of Disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.6.
35.7Continuing Obligations
The obligations in this Clause 35.7 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
36.Confidentiality of Funding Rates
36.1Confidentiality and Disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)The Agent may disclose:
(i)any Funding Rate to the Borrower pursuant to Clause 9.4 (Notification of Rates of Interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service

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Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
36.2Related Obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation, including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and Disclosure), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 36.
36.3No Event of Default
No Event of Default will occur under Clause 22.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 36.
37.Transparency Provisions
For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003 regarding the “Disciplina della trasparenza delle condizioni contrattuali delle operazioni e dei servizi bancari e finanziari” as amended from time to time (including by the

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decree of the Minister and Finance dated 3 February 2011 regarding the “Disposizioni sul credito ai consumatori e modifiche alla deliberazione del 4 marzo 2003 in materia di trasparenza delle condizioni contrattuali delle operazioni e dei servizi bancari e finanziari”) and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari” issued by the Bank of Italy on 29 July 2009 (as subsequently amended and supplemented), each Party hereby acknowledges and confirms that:
(a)it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of this Agreement; and
(b)this Agreement, and each of its terms and conditions, including the Recitals and the Schedules hereto, has not been unilaterally determined by any Party and has been specifically negotiated (“oggetto di trattativa individuale”) between the Parties.
Section 12
Governing Law and Enforcement
38.Governing Law
(a)Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English Law.
(b)Each of Schedule 8 (Representations and Warranties) and Schedule 9 (General Undertakings) shall be interpreted and construed in accordance with the law of the State of New York.
39.Enforcement
39.1Jurisdiction
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
39.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)irrevocably appoints ITT Industries Limited (with correspondence to be addressed to Ravi Patel at Unit 4, Faraday Office Park, Rankine Road, Basingstoke, Hampshire, RG24 8QB) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
40.Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
41.Contractual Recognition of Bail-In
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance

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Documents may be subject to Bail-In Action by the relevant Resolution Authority, and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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Schedule 1

The Original Lenders

Name of Original Lender	Commitment
BNP Paribas, Italian Branch	€300,000,000

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Schedule 2

Conditions Precedent
1.Obligors
(a)Constitutional documents: A copy of the constitutional documents of each Obligor (being for the Company its deed of incorporation (atto costitutivo) and its current by-laws (statuto) and for the Parent a copy of its articles of incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Indiana, and copy of its current by-laws).
(b)Corporate approvals: copies of corporate authorities (board resolutions and, if required as a matter of law in the relevant jurisdiction or its constitutional documents, shareholder resolutions):
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(iv)in the case of the Borrower, authorising the Parent to act as Obligor’s Agent in connection with the Finance Documents.
(c)Power of Attorney: a copy of the power of attorney granted to the authorised signatory of each Obligor (if applicable).
(d)Specimen signatures: a specimen of the signature of each person who will execute a Finance Document authorised by the resolution(s) referred to in paragraph (b) above.
(e)Good Standing Certificate/Certificate of Existence: (i) a certificate of registration (certificato di vigenza) of the Company of the relevant Companies’ Register confirming that no insolvency procedures have been started in relation to the Company dated not earlier than 5 Business Days prior to the Utilisation Date and (ii) a certificate of existence (as customarily delivered in the Parent’s state of organisation) of the Parent from the appropriate governmental authorities in the Parent’s state of organisation, dated not earlier than 10 Business Days prior to the Utilisation Date.
(f)Director‘s certificate of the Company: A certificate of an authorised signatory of the Company:
(i)confirming that, subject to the guarantee limitations set out in this Agreement, borrowing the Facility would not cause any borrowing or other similar limit binding on it to be exceeded;
(ii)certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Utilisation Date; and
(iii)confirming that no Default is continuing on the Utilisation Date or would result from the proposed Utilisation.
(g)Officer‘s certificate of the Parent: One or more certificates of an officer or authorised signatory of the Parent:
(i)certifying (A) (i) that attached thereto is a true and complete copy of the by-laws of the Parent as in effect on the Utilisation Date and at all times since a

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date prior to the date of the corporate approval described in paragraph 1(b) of this Schedule 2; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Parent authorizing the execution, delivery and performance of the Finance Documents to which the Parent is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (iii) that the articles of incorporation referred to in paragraph 1(a) of this Schedule 2 has not been amended since the date of the last amendment thereto as shown in the copy provided pursuant to paragraph 1(a) of this Schedule 2; (iv) the incumbency and specimen signature referred to in paragraph 1(d) of this Schedule 2, and (B) the incumbency and specimen signature of the authorized officer or authorized person executing the certificate delivered pursuant to clause (i)(A) above;
(ii)confirming that, subject to the guarantee limitations set out in this Agreement, guaranteeing the Facility would not cause any guaranteeing or other similar limit binding on it to be exceeded; and
(iii)confirming that no Default is continuing on the Utilisation Date or would result from the proposed Utilisation.
2.Finance Documents
(a)A copy of the following documents duly executed by each Obligor, which is referred to be a party thereto:
(i)this Agreement; and
(ii)the Fee Letters.
(b)Utilisation Request relating to the Utilisation to be made on the Utilisation Date delivered in accordance with the terms of this Agreement.
3.Legal Opinions
The following legal opinions, each addressed to the Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:
(a)a legal opinion from White & Case (Europe) LLP as English law counsel to the Finance Parties addressing the legal, valid and enforceable nature of the Finance Documents governed by English law;
(b)a legal opinion from Studio Legale Delfino e Associati Willkie Farr e Gallagher LLP as Italian law counsel to the Company addressing the power and capacity, no insolvency as resulting from the certificate of registration (certificato di vigenza) of the Company issued by the relevant Companies’ Register, no conflicts, no immunity, choice of law, submission to foreign judgments and enforceability of foreign jurisdiction; and
(c)a legal opinion from Barnes & Thornburg LLP, legal advisers to the Parent addressing as to valid existence, due authorization, execution and delivery, power and capacity, no conflicts, no consents, no immunity, choice of law, submission to foreign judgments and enforceability of foreign jurisdiction.
4.Financial Information
(a)Original Financial Statement: a copy of the Original Financial Statements, provided that it shall not be required to be in a form and substance satisfactory to any Finance Party nor subject to any other approval requirement.
5.Other Documents and Evidence
(a)Group Structure Chart: a copy of the Group Structure Chart showing the structure of the Parent and Parent Group, provided that it shall not be required to be in a form and

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substance satisfactory to any Finance Party nor subject to any other approval requirement.
(b)Fees: evidence that all fees, costs and expenses due and payable to the Finance Parties on or prior to the Utilisation Date under the Finance Documents have been paid or will be paid (which may be through irrevocable instructions or an authority to withhold such amounts from the proceeds of the Facility).
(c)KYC: completion of each Original Lenders “know your customer” checks on the Obligors which are required or desirable or other similar checks, including, without limitation, USA Patriot Act, in relation to the Obligors and the Finance Documents under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents, provided that, in each case, any “know your customer” information requests made by the Original Lenders are to be submitted to the Parent prior to the date falling 5 Business Days prior to the Signing Date.
(d)Process Agent: evidence that the process agent appointed in respect of and Finance Document for each Obligor has accepted its appointment as agent for service of process.

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Schedule 3

Requests and Notices
Part 1
Utilisation Request
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs,
[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request, unless given a different meaning in this Utilisation Request.
2.We wish to borrow a Loan on the following terms:
(a)Borrower:            [●]
(b)Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)
(c)Facility to be utilised:        Facility
(d)Amount:            [●] or, if less, the Available Facility
(e)Interest Period:            [●]
3.We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
The proceeds of this Loan should be credited to [account].
4.This Utilisation Request is irrevocable.
Yours faithfully,

…………………………………
authorised signatory for
[Borrower]

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Part 2
Selection Notice

From:    Borrower
To:    [Agent]
Dated:
Dear Sirs,
[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice, unless given a different meaning in this Selection Notice.
2.We refer to the Loan with an Interest Period ending on [●].
[We request that the next Interest Period for the above Loan[s] is [●]].
This Selection Notice is irrevocable.

Yours faithfully,

.....................................
authorised signatory for
[the Borrower]

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Schedule 4

Form of Transfer Documents
Part 1
Form of Transfer Certificate
[TO BE EXECUTED BY WAY OF EXCHANGE OF CORRESPONDENCE]
To:    [●] as Agent
From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate, unless given a different meaning in this Transfer Certificate.
2.We refer to Clause [●] (Procedure for Transfer) of the Facility Agreement:
(a)The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation in accordance with Clause [●] (Procedure for Transfer) of the Facility Agreement all of the Existing Lender’s claims, rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.
(b)The proposed Transfer Date is [●].
(c)The Facility Office and address, fax number and email address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of Responsibility of Existing Lenders) of the Facility Agreement.
4.The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].
5.The New Lender hereby appoints the Agent to act as its agent with representative powers (mandatario con rappresentanza) under and in connection with the Finance Documents pursuant to Clause 25.1 (Appointment of the Agent) of the Facility Agreement.
6.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
7.This Transfer Certificate has been entered into on the date stated at the beginning of this Agreement.

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The Schedule
Commitment/Rights and Obligations to be Transferred
[Note: to be executed by exchange of correspondence]
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender] By:	[New Lender] By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [●].

[Agent] By:

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Part 2
Form of Assignment Agreement
To:
[TO BE EXECUTED BY WAY OF EXCHANGE OF CORRESPONDENCE]
To:    [●] as Agent
From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is an Assignment Agreement for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Agreement.
2.We refer to Clause 23.7 (Procedure for Assignment) of the Facility Agreement:
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement specified in the Schedule.
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.The proposed Transfer Date is [●].
4.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of Responsibility of Existing Lenders) of the Facility Agreement.
5.The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].
6.The New Lender hereby appoints the Agent to act as its agent with representative powers (mandatario con rappresentanza) under and in connection with the Finance Documents pursuant to Clause 25.1 (Appointment of the Agent) of the Facility Agreement.
7.This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower) of the Facility Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.
8.This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
9.This Assignment Agreement has been entered into on the date stated at the beginning of this Agreement.

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The Schedule
Commitment/Rights and Obligations to be Transferred
[Note: to be executed by exchange of correspondence]
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender] By:	[New Lender] By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and the Assignment Agreement is confirmed as [●].

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Schedule 5

Form of Compliance Certificate
To:    [●] as Agent
From:    [Borrower]
Dated:
Dear Sirs,
[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate, unless given a different meaning in this Compliance Certificate.
2.We confirm that:
[Insert details of covenants to be certified].
[We confirm that: [[●] is [●]:1 / [●]:1].
3.[We confirm that to the best of our knowledge, no Event of Default or Default has occurred and is continuing.]
Signed

Director of [the Borrower] [●]	Director of [the Borrower] [●]

99

Schedule 6

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods and Terms))	U-1 3 p.m. (Milan time)
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	Promptly on U-2
EURIBOR is fixed	Quotation Day 11:00 a.m. (Milan time)
“U” = proposed Utilisation Date
“U - X” = X Business Days prior to the proposed Utilisation Date

100

Schedule 7

Self-Declaration Form
The undersigned [Lender’s legal representative], domiciled at [Lender’s legal representative address], legal representative of [Lender’s Name], with its registered office at [Lender’s registered address]
CONSIDERING THAT
pursuant to article 26, paragraph 5-bis, of Presidential Decree No. 600 of 29 September 1973 as amended by (i) Article 22 of Law Decree No. 91 of 24 June 2014, converted into law by Law No. 144 of 11 August 2014, (ii) Article 10, paragraph 2, of Law Decree No. 133 of 12 September 2014, converted into law by the Law No. 164 of 11 November 2014, and (iii) Article 6, paragraph 1, of Law Decree No. 3 of 24 January 2015, converted into law by the Law No. 33 of 24 March 2015, and (iv) Article 17, paragraph 2, of Law Decree No 18 of 14 February 2016, converted into law by the Law No. 49 of 8 April 2016, no Italian withholding tax applies to interest payments on medium long-term loans made by Italian entities, to:
•Credit institutions established in a EU Member State or acting through a Permanent Establishment located in a member state of the European Union;
•Insurance companies incorporated in a EU Member State and authorised under the legislative provisions of a EU Member State;
•Institutional investors, whether or not subject to tax, which are established in a country or territory which allow for a satisfactory exchange of information with Italy, to the extent they are subject to regulatory supervision in the place of establishment;
•Entities listed under Article 2, paragraph 5, numbers from 4) to 23), of Directive 2013/36/EU.
DECLARES
To be economically entitled to and the beneficial owner of any interest payment received under the Finance Document with respect to a commitment amount of [______] (the “Amount”) and has not entered into any back-to-back arrangement which would result in such interest being for the benefit of third parties, and:
(Please check one of the following four boxes, if applicable)
•That [Lender’s Name] is a credit institution established in an EU Member State.
•That [Lender’s Name] is an insurance company incorporated in an EU Member State and authorised under the legislative provisions of an EU Member State.
•That [Lender’s Name] is an institutional investor, whether or not subject to tax, established in a country or territory included within the list provided for by Article 168-bis of Italian Presidential Decree No.917 of 22 December 1986, as amended and implemented from time to time and therein subject to regulatory supervision.
•That [Lender’s Name] is an entity listed under Article 2, paragraph 5, numbers from 4) to 23), of Directive 2013/36/EU.
That the sub-participation/lending of the Amount (i) is not subject to the Italian statutory and regulatory provisions on reserved banking or lending activities under Legislative Decree No. 385 of 1 September 1993 or Legislative Decree No. 58 dated 24 February 1998, as the case may be, or (ii), in case it is subject, it complies with, and is not in breach of, the aforesaid provisions.

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Place and date of signature
Signature of Legal Representative

_________________________________	[_________________________________]
For and on behalf of
[NAME AND SURNAME]

102

Schedule 8

Representations And Warranties
Each Obligor makes the representation and warranties set out below at the times specified in Clause 19.2 (Times When Representations Made) to each of the Finance Parties with respect to itself and, where applicable, to its respective Subsidiaries or Significant Subsidiaries, as the case may be:
1.Organisation; Powers
Each Obligor and each of the Significant Subsidiaries:
(a)is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation;
(b)has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(c)is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and
(d)in the case of each Obligor, has the corporate or other applicable organisational power and authority to execute, deliver and perform its obligations under the Finance Documents and to borrow hereunder and thereunder.
2.Authorisation; Non-Conflict
The execution, delivery and performance by each Obligor of each Finance Document to which it is or will be a party and the Loan hereunder (collectively, the “Transactions”):
(a)have been or, upon execution and delivery thereof, will be duly authorised by all requisite corporate or other organisational action; and
(b)will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of such Obligor, (B) any order of any Governmental Authority, or (C) any provision of any indenture, material agreement or other instrument to which any Obligor is a party or by which it or any of its property is or may be bound, where such violation could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or other instrument, where such default is reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon any property or assets of any Obligor (other than any Lien permitted pursuant to Section 2 (Liens) of Part 2 (Negative Covenants) of Schedule 9 (General Undertakings)).
3.Enforceability
This Agreement and each other Finance Document to which any Obligor is a party constitutes a legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.Governmental Approvals
No action, consent or approval of, registration or filing with or other action by any Governmental Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Obligor in connection with the Transactions, except for such actions, consents, approvals, registrations and filings the failure of which to

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obtain or make could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect
5.Financial Statements; No Material Adverse Change
(a)The Parent has heretofore furnished to the Agent copies of its consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the fiscal year ended 31 December 2022, and the fiscal quarter ended on 30 September 2023. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statement referred to above.
(b)There has been no material adverse change in the consolidated financial condition of the Parent and the Subsidiaries, taken as a whole, from the financial condition reported in the financial statements for the fiscal year ended on 31 December 2022 referred to in paragraph (a) above.
6.Litigation; Compliance with Laws
(a)Except as disclosed in the Parent’s Annual Report on Form 10-K for its fiscal year ended 31 December 2022 and the Parent’s Quarterly Report on Form 10-Q for its fiscal quarter ended on 30 September 2023, in each case filed with the SEC, as of the Signing Date, there are no actions, proceedings or investigations filed or (to the knowledge of any Obligor) threatened or affecting any Obligor or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement, and no order or judgement has been issued or entered restraining or enjoining any Obligor or any Subsidiary from the execution, delivery or performance of this Agreement, nor is there any other action, proceeding or investigation filed or (to the knowledge of any Obligor or any Subsidiary) threatened against any Obligor or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or materially restrict the ability of any Obligor to comply with its obligations under the Finance Documents.
(b)Neither any Obligor nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgement, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Obligors or any Subsidiary has received notice of any claim with respect to or is otherwise aware of any environmental liability to which it is or is reasonably likely to become subject.
7.Federal Reserve Regulations
(a)Neither any Obligor nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b)No part of the proceeds of the Facility will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which violates, or would violate, the provisions of the Margin Regulations. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Finance Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by Margin Stock.

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8.Investment Company Act
No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
9.Use of Proceeds
All proceeds of the Facility shall be used in accordance with the provisions of Section 5 (Use of Proceeds) of Schedule 9.
10.Full Disclosure. No Material Misstatements
None of the representations or warranties made by any Obligor in connection with this Agreement as of the date such representations and warranties are made or deemed made, and none of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Agent or any Lender pursuant to or in connection with this Agreement or the Facility, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading; provided, that, with respect to forecasts or projected financial information contained in the documents referred to above, the Parent represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and as of the Signing Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
11.Taxes
Each Obligor and each of the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than
(a)any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside, or
(b)to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
12.Employee Pension Benefit Plans
No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes under the Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes under the Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect. As of the Signing Date, neither the assets of Parent, nor any of its Subsidiaries constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Plans.
13.Anti-Corruption Laws and Sanctions
(a)Each Obligor maintains and will maintain in effect policies and procedures reasonably designed to ensure compliance by each Obligor, each Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)Each Obligor, each Subsidiary and, to the knowledge of each Obligor, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

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(c)None of (i) the Obligor, each Subsidiary and, to the knowledge of each Obligor, any of their respective directors, officers or employees, or (ii) to the knowledge of the Obligors, any agent of the Obligor or any of their Subsidiaries that will act in any capacity in connection with the credit facility established hereby, is, or is owned or controlled by persons that are, a Sanctioned Person.
(d)Representations under this Section 13 are given to the extent that it is permissible under the Blocking Law.
14.Affected Financial Institutions
No Obligor is an Affected Financial Institution.
15.Beneficial Ownership Certification
As of the Signing Date, the information included in any Beneficial Ownership Certification delivered pursuant to this Agreement, if applicable, is true and correct in all respects.

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Schedule 9

General Undertakings
Part 1
Affirmative Covenants
Each Obligor covenants and agrees with each of the Finance Parties and the Agent that so long as this Agreement shall remain in effect or the principal of or interest on the Loan, any fees or any other amounts payable hereunder shall be unpaid (other than contingent obligations for which no claim has been made) or any amounts drawn thereunder have not been reimbursed in full, unless the Majority Lenders shall otherwise consent in writing, it shall, and shall cause each of its respective Significant Subsidiaries (or, with respect to the provisions of Section 2 paragraph (b) (Business and Properties) below, each of its respective Subsidiaries to):
1.Existence
Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as expressly permitted under Section 3 (Fundamental changes) of Part II (Negative Covenant) Schedule 9 (General Undertakings); provided, that, this Section 1 shall not prevent the abandonment or termination of the existence, rights or franchises of any Significant Subsidiary or any rights or franchises of any Obligor if such abandonment or termination is in the best interests of the Obligors and is not disadvantageous in any material respect to the Lenders.
2.Compliance with Laws; Business and Properties
(a)Comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Parent, the Company and any Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(c)At all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, keep, or make, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
3.Insurance
Keep its insurable properties adequately insured at all times by financially sound and reputable insurers or through self-insurance, and maintain such other insurance or self-insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Obligors and their Significant Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses and that, if an insurance company ceases to be financially sound and reputable and the Obligors or a Significant Subsidiary promptly replaces such insurance company, then the Obligors or such Significant Subsidiary, as applicable shall be deemed to be in compliance with this Section 3).
4.Obligations and Taxes
Pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other liabilities, in each case before the same shall become delinquent or in default and before

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penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside, or (b) the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.Use of Proceeds
Use the proceeds of a Loan in compliance with the purpose set out in Clause 3.1 (Purpose) of this Agreement; provided, that, the proceeds of the Loan shall not be used in contravention of any law or of the Finance Documents.

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Part 2
Negative Covenants
Each Obligor covenants and agrees with each of the Finance Parties and the Agent that so long as this Agreement shall remain in effect or the principal of or interest on the Loan, any fees or any other amounts payable hereunder shall be unpaid (other than contingent obligations for which no claim has been made) or any amounts drawn thereunder have not been reimbursed in full, unless the Majority Lenders shall otherwise consent in writing, it will not and will not, cause or permit any of its Subsidiaries to:
1.Priority Indebtedness
Create, incur, assume or permit to exist any Priority Indebtedness other than:
(a)Indebtedness under the Finance Documents and obligations (contingent or otherwise) existing under any Hedging Agreement entered into in connection with the Indebtedness permitted pursuant to this paragraph (a), so long as such obligations are (or were) entered into in the ordinary course of business and not for purposes of speculation;
(b)
(i)Indebtedness arising under the Existing Revolving Facility Agreement (and relevant loan documents); and
(ii)Indebtedness existing on the Original Revolver Signing Date as set forth in Schedule 12 (Existing Indebtedness)
and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided, that, no additional Subsidiaries will be added as obligors or guarantors in respect of any Indebtedness referred to in this paragraph (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the Original Revolver Signing Date);
(c)Indebtedness of any Subsidiary to the Parent and/or the Company or any other Subsidiary, or Indebtedness of the Company and/or the Parent to any of their Subsidiaries; provided, that, no such Indebtedness shall be assigned to, or subjected to any Lien in favour of, a person other than the Company and/or the Parent or any of their Subsidiaries;
(d)Indebtedness (including Financing Lease Obligations and obligations under conditional sale or other title retention agreements) incurred to finance the acquisition, construction or improvement of, and secured only by, any fixed or capital assets acquired, constructed or improved by the Parent and/or the Company or any of their Subsidiaries, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets; provided, that, such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)Indebtedness of any person that becomes a Subsidiary after the Original Revolver Signing Date; provided, that, such Indebtedness and any Lien securing the same exist at the time such person becomes a Subsidiary and are not created in contemplation of or in connection with such person becoming a Subsidiary, and any such Lien do not extend to additional assets of the Parent and/or the Company or any of their Subsidiaries, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets;

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(f)Indebtedness of any Subsidiary (which is not incorporated under the laws of the United States of America, any State thereof or the District of Columbia) incurred after the Original Revolver Signing Date, the net proceeds of which are promptly paid to the Parent or one or more Subsidiaries incorporated under the laws of the United States of America, any State thereof or the District of Columbia; provided, that, such Indebtedness is not secured by assets of the Parent or any of its Subsidiaries incorporated under the laws of the United States of America, any State thereof or the District of Columbia;
(g)Indebtedness in the form of commercial paper, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that, (i) Indebtedness permitted by this paragraph (g) shall not be secured by any Lien on any assets of the Company and/or the Parent or any of its Subsidiaries, and (ii) the aggregate principal amount of Indebtedness at any time outstanding under this paragraph (g) shall not exceed $700,000,000 (or the equivalent thereof at the time of the incurrence of such Indebtedness);
(h)obligations arising in connection with Securitisation Transactions, provided that, the aggregate principal amount of all such obligations outstanding at any time shall not exceed $300,000,000; and
(i)other Priority Indebtedness; provided, that, the aggregate principal amount of all Priority Indebtedness outstanding at any time, when taken together (and without duplication) with the aggregate principal amount of all obligations outstanding at such time and secured by Liens incurred in reliance on paragraph (h) in Section 2 below, shall not exceed the greater of (i) $250,000,000, and (ii) an amount equal to 12.5% of Consolidated Net Tangible Assets.
2.Liens
Create, incur, assume or permit to exist any Liens on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances; and
(b)
(i)the Liens granted in connection with the Existing Revolver Agreement (and relevant loan documents);
(ii)the Liens (if any) existing on the Original Revolver Signing Date as set forth on Schedule 10 (Existing Liens)
and extensions or renewals of any such Liens that do not extend to additional assets or increase the amount of the obligations secured thereby;
(c)any Lien securing indebtedness of a Subsidiary to the Company and/or the Parent or another Subsidiary or of the Company and/or the Parent to any of their Subsidiaries; provided that, in the case of any sale or other disposition of such indebtedness by the Parent or any of its Subsidiaries, such sale or other disposition shall be deemed to constitute the creation of another Liens not permitted by this paragraph (c);
(d)Liens deemed to exist in connection with sale and lease-back transactions permitted under this Agreement;
(e)Liens on fixed or capital assets acquired, constructed or improved by the Company and/or the Parent or any of their Subsidiaries; provided, that, (i) such Liens secure only Indebtedness (including Financing Lease Obligations and obligations under conditional sale or other title retention agreements) permitted by paragraph (d) and obligations relating thereto not constituting Indebtedness, and (ii) such Liens shall not extend to any other asset of the Parent and/or the Company or any of their Subsidiaries (other than the proceeds and products thereof); provided, further, that, in the event purchase money obligations are owed to any person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may

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secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such person;
(f)any Lien existing on any asset prior to the acquisition thereof by the Parent or any of their Subsidiaries or existing on any asset of any person that becomes a Subsidiary (or of any person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Original Revolver Signing Date prior to the time such person becomes a Subsidiary (or is so merged or consolidated); provided that, (i) such Liens is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary (or such merger or consolidation), (ii) such Liens shall not extend to any other asset of the Company or any of their Subsidiaries, and (iii) such Liens shall secure only those obligations that it secures on the date of such acquisition or the date such person becomes a Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
(g)sales of accounts receivable and interests therein pursuant to Securitisation Transactions constituting Priority Indebtedness permitted under Section 1 above; and
(h)Liens securing other obligations, including Priority Indebtedness to the extent such Priority Indebtedness is permitted under Section 1 above; provided that, the aggregate principal amount of all such obligations outstanding at any time, when taken together (and without duplication) with the aggregate principal amount of all Priority Indebtedness incurred in reliance on paragraph (i) of Section 1 above and outstanding at such time, shall not exceed the greater of (i) $250,000,000, and (ii) an amount equal to 12.5% of Consolidated Net Tangible Assets.
3.Fundamental Changes
(a)In the case of the Parent and/or the Company, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in 1 transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result from such transaction: (i) the Company and/or the Parent may merge or consolidate with any person if (A) in the case of any such merger involving the Parent (but not the Company), the Parent is the surviving person, and (B) in the case of any other such merger or consolidation, the Company is the surviving person; and (ii) neither the Parent nor the Company may sell, transfer, lease or otherwise dispose of all or substantially all of their relevant assets to, or liquidate or, in case of the Company, dissolve into, the Parent.
(b)Remain engaged primarily in businesses of the type conducted by the Parent, the Company and the Subsidiaries on the Signing Date and businesses reasonably related thereto.
4.Financial Covenant
Permit the Leverage Ratio as of the last day of any period of 4 consecutive fiscal quarters of the Parent ending as of the end of any fiscal quarter of the Parent to be greater than 3.50 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, (a) for each of the 4 fiscal quarters of the Parent immediately following the consummation of such Qualified Acquisition (including the fiscal quarter of the Parent in which such Qualified Acquisition was consummated) (such period of increase, the “First Leverage Increase Period”), the ratio set forth in the text preceding this proviso shall be increased to 4.00 to 1.0, and (b) for each of the two fiscal quarters of the Parent immediately following the First Leverage Increase Period (such period of increase, the “Second Leverage Increase Period”), the ratio set forth in the text preceding this proviso shall be increased to 3.75 to 1.0 (the Second Leverage Increase Period with respect to any Qualified Acquisition, together with the First Leverage Increase Period with respect to such Qualified Acquisition, the “Leverage Increase Period” for such Qualified Acquisition); provided, further, that, (i) for at least two fiscal quarters of the Parent

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immediately following each Leverage Increase Period, the Leverage Ratio as of the end of each such fiscal quarter shall not be greater than 3.50 to 1.0 prior to giving effect to another Leverage Increase Period, (ii) there shall be no more than two Leverage Increase Periods exercised during the term of this Agreement, and (iii) each Leverage Increase Period shall only apply with respect to the calculation of the Leverage Ratio for purposes of determining compliance with the financial maintenance covenant set forth in this Section 4 and not for any other purpose.
5.Sanctions
None of the Obligors will use the proceeds of the Facility or lend or contribute or otherwise make available such proceeds to any subsidiary or other individual or entity (i) to fund any activities or business of or with any person or in any country or territory that, at time of such funding, is the target of Sanction or (ii) in any other manner that would result in a violation of Sanctions by any person.
6.Anti-Corruption Laws
Request the Loan, or use, and it shall procure that the Subsidiaries and its and their respective directors, officers, employees and agents not use, the proceeds of the Loan for any purpose which would breach any Anti-Corruption Laws.

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Schedule 10

Reference Rate Terms

CURRENCY:	Euro.
Cost of funds
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Central Bank Rate:	The rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank from time to time.
Central Bank Rate Adjustment:	the 20% trimmed arithmetic mean of the Central Bank Rate Spreads (the difference between RFR and the Central Bank Rate) for the 5 most immediately preceding RFR Banking Days for which the RFR is available.
Central Bank Rate Spreads
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent between (i) the RFR for that RFR Banking Day and (ii) the Central Bank Rate at close of business on that RFR Banking Day.

Daily Rate:
The “Daily Rate” for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or
(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or
(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to 5 decimal places and if, in either case, the aggregate of that rate and CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable CAS is zero.

Lookback Period:	5 RFR Banking Days.
Relevant Market:	The euro wholesale market.
RFR:	The euro short-term rate (€STR) administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate).
RFR Banking Day:	A day (other than a Saturday or a Sunday) which is a TARGET Day.

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Schedule 11

Daily Non-Cumulative Compounded RFR Rate
The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below.
where:
“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;
“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and
the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):
where:
“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
“dcc” has the meaning given to that term above; and
the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 5 decimal places) calculated as set out below:
where:
“d0” means the number of RFR Banking Days in the Cumulation Period;
“Cumulation Period” has the meaning given to that term above;
“i” means a series of whole numbers from 1 to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

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“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;
“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;
“dcc” has the meaning given to that term above; and
“tni” has the meaning given to that term above.

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Schedule 12

Existing Indebtedness

Borrower	Lender	Amount as of the Original Revolver Signing Date	Balance as of the Signing Date
ITT Italia S.r.l.	Italian Ministry of Economic Development	€ 13,000,000.00	€ 6,672,362.29
ITT Italia S.r.l.	Italian Ministry of Education, University and Research	€ 2,000,000.00	€ 1,175,747.77

		Total €15,000,000.00	Total € 7,848,110.06

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Schedule 13

Existing Liens
None.

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Schedule 14

Form of Increase Confirmation
To:    [●] as Agent and [●] as Company and [●] as Parent
From:    [the Increase Lender] (the “Increase Lender”)
Dated:
[Borrower] – [●] Facility Agreement
dated [●] (the “Facility Agreement”)
1.We refer to the Facility Agreement. This is an Increase Confirmation. Terms defined in the Facility Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
2.We refer to Clause 2.2 (Increase) of the Facility Agreement.
3.The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it had been an Original Lender under the Facility Agreement in respect of the Relevant Commitment.
4.The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
5.On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6.The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) of the Facility Agreement are set out in the Schedule.
7.The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Facility Agreement.
8.The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].
9.This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

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THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [●].
Agent
By:

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